Intertape Polymer Group Inc.

Consolidated Financial Statements
December 31, 2009 and 2008

Management’s Responsibility for Financial
Statements

2 – 3

Management’s Report on Internal Control over
Financial Reporting

4 – 5

Independent Auditors’ Report

6 – 7

Financial Statements

Consolidated Earnings

8

Consolidated Comprehensive Income (Loss)

9

Consolidated Shareholders’ Equity

10 – 11

Consolidated Cash Flows

12

Consolidated Balance Sheets

13

Notes to Consolidated Financial Statements

14 – 73

Management’s Responsibility for Financial Statements

The consolidated financial statements of Intertape Polymer Group Inc. and other financial information are the responsibility of the Company’s management and have been examined and approved by its Board of Directors. These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include some amounts that are based on management’s best estimates and judgments. The selection of accounting principles and methods is management’s responsibility.

Management is responsible for the design, establishment and maintenance of appropriate internal control and procedures over financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Pursuant to these internal control and procedures, processes have been designed to ensure that the Company’s transactions are properly authorized, the Company’s assets are safeguarded against unauthorized or improper use, and the Company’s transactions are properly recorded and reported to permit the preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles.

Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities.

The Board of Directors assigns its responsibility for the consolidated financial statements and other financial information to the Audit Committee, all of whom are non-management and unrelated directors.

The Audit Committee’s role is to examine the consolidated financial statements and annual report and once approved, recommend that the Board of Directors approve them, examine internal control over financial reporting and information protection systems and all other matters relating to the Company’s accounting and finances. In order to do so, the Audit Committee meets periodically with the external auditors to review their audit plan and discuss the results of their examination. The Audit

Committee is also responsible for recommending the appointment of the external auditors or the renewal of their engagement.

The Company’s external independent auditors, Raymond Chabot Grant Thornton LLP were appointed by the shareholders at the Annual Meeting of Shareholders on June 29, 2009, to conduct the audit of the Company’s consolidated financial statements. Their report indicating the scope of their audit and their opinion on the consolidated financial statements follows.

/s/ Melbourne F. Yull

Melbourne F. Yull
Executive Director

/s/ Bernard J. Pitz

Bernard J. Pitz
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 26, 2010

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting as well as the preparation of financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation to accounting principles generally accepted in the United States of America.

Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective can only provide reasonable assurance with respect to financial statements preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of completeness with policies or procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009 based on those criteria.

The Company is not required to have, nor has engaged its external independent auditors, Raymond Chabot Grant Thornton LLP, to perform an audit of the Company’s internal control over financial reporting. Accordingly, the Company’s external independent auditors express no such opinion on the Company’s internal control over financial reporting as of December 31, 2009.

/s/ Melbourne F. Yull

Melbourne F. Yull
Executive Director

/s/ Bernard J. Pitz

Bernard J. Pitz
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 26, 2010

Independent Auditors’ Report

To the Shareholders of
Intertape Polymer Group Inc.

We have audited the consolidated balance sheets of Intertape Polymer Group Inc. as at December 31, 2009 and 2008 and the consolidated statements of earnings, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the consolidated financial statements for the year ended December 31, 2009, we conducted our audit in accordance with Canadian generally accepted auditing standards. With respect to the consolidated financial statements for the years ended December 31, 2008 and 2007, we conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.

/s/ Raymond Chabot Grant Thornton LLP1

Montreal, March 26, 2010

____________________________

1 Chartered accountant auditor permit no. 20518

Intertape Polymer Group Inc.

Consolidated Earnings

Years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars, except per share amounts)

	2009	2008	2007
	$	$	$
Sales	615,462	737,155	767,272
Cost of sales	532,543	658,900	650,931
Gross profit	82,919	78,255	116,341

Selling, general and administrative expenses	69,820	68,189	71,169
Stock-based compensation expense (Note 15)	1,037	1,268	1,780
Research and development expenses	5,605	5,610	4,135
Financial expenses
Interest	15,888	18,365	27,425
Other	(148)	1,425	(206)
Refinancing (Note 13)		6,031
Manufacturing facility closures, restructuring, strategic alternatives, and other charges (Note 4)	1,091		8,114
	93,293	100,888	112,417
Earnings (loss) before impairment of goodwill and income taxes	(10,374)	(22,633)	3,924
Impairment of goodwill (Note 12)		66,726
Earnings (loss) before income taxes	(10,374)	(89,359)	3,924
Income taxes (recovery) (Note 5)
Current	731	(566)	878
Future	3,284	4,006	11,439
	4,015	3,440	12,317
Net loss	(14,389)	(92,799)	(8,393)

Loss per share (Note 6)
Basic	(0.24)	(1.57)	(0.19)
Diluted	(0.24)	(1.57)	(0.19)

The accompanying notes are an integral part of the consolidated financial statements and Note 3 provides additional information on consolidated earnings.

Intertape Polymer Group Inc.

Consolidated Comprehensive Income (Loss)

Years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars)

	2009	2008	2007
	$	$	$
Net loss	(14,389)	(92,799)	(8,393)
Other comprehensive income (loss)
Changes in fair value of interest rate swap agreements, designated as cash flow hedges (net of future income taxes of nil; $1,733 in 2008; 964 in 2007)	(1,747)	(2,950)	(1,641)
Settlement of interest rate swap agreements, recorded in the consolidated earnings (net of income taxes of nil; $1,080 in 2008)	1,812	1,840
Changes in fair value of investment in publicly traded securities designated as available-for-sale	1,044
Gain on sale of investment in publicly traded securities recorded in the consolidated earnings	(1,044)
Changes in fair value of forward foreign exchange rate contracts, designated as cash flow hedges (net of future income taxes of nil; $151 in 2008)	3,640	(257)
Settlement of forward foreign exchange rate contracts, recorded in the consolidated earnings (net of income taxes of nil)	(1,489)
Gain on forward foreign exchange rate contracts recorded in the consolidated earnings pursuant to recognition of the hedged item in cost of sales upon discontinuance of the related hedging relationships (net of income taxes of nil)	(1,103)
Reduction in net investment in a foreign subsidiary (Note 3)	(125)	(899)
Changes in accumulated currency translation adjustments	16,868	(32,644)	31,824
Other comprehensive income (loss)	17,856	(34,910)	30,183
Comprehensive income (loss) for the year	3,467	(127,709)	21,790

The accompanying notes are an integral part of the consolidated financial statements.

Intertape Polymer Group Inc.

Consolidated Shareholders’ Equity

Years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars, except for number of common shares)

	Common shares
	Number	Amount	Contributed surplus	Deficit	Accumulated other comprehensive income	Total shareholders’ equity
		$	$	$	$	$
Balance as at December 31, 2006	40,986,940	287,323	9,786	(59,532)	36,141	273,718
Cumulative impact of accounting changes relating to financial instruments and hedges				443	1,138	1,581
Balance as at December 31, 2006, as restated	40,986,940	287,323	9,786	(59,089)	37,279	275,299
Shares issued pursuant to shareholders’ rights offering (Note 15)	17,969,408	60,851				60,851
Stock-based compensation expense			1,780			1,780
Accelerated vesting of stock options			290			290
Net loss				(8,393)		(8,393)
Changes in fair value of interest rate swap agreements, designated as cash flows hedges					(1,641)	(1,641)
Changes in accumulated currency translation adjustments					31,824	31,824
Balance as at December 31, 2007	58,956,348	348,174	11,856	(67,482)	67,462	360,010
Cumulative impact of accounting changes relating to inventories				(252)		(252)
Balance as at December 31, 2007, as restated	58,956,348	348,174	11,856	(67,734)	67,462	359,758
Stock-based compensation expense			1,268			1,268
Net loss				(92,799)		(92,799)
Changes in fair value of interest rate swap agreements, designated as cash flow hedges					(2,950)	(2,950)
Settlement of interest rate swap agreements, recorded in the consolidated earnings					1,840	1,840
Changes in fair value of forward foreign exchange rate contracts, designated as cash flow hedges					(257)	(257)
Reduction in net investment in a foreign subsidiary					(899)	(899)
Changes in accumulated currency translation adjustments					(32,644)	(32,644)
Balance as at December 31, 2008	58,956,348	348,174	13,124	(160,533)	32,552	233,317

The accompanying notes are an integral part of the consolidated financial statements.

Intertape Polymer Group Inc.

Consolidated Shareholders’ Equity

Years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars, except for number of common shares)

	Common shares
	Number	Amount	Contributed surplus	Deficit	Accumulated other comprehensive income	Total shareholders’ equity
		$	$	$	$	$

Balance as at December 31, 2008 (balance carried forward)	58,956,348	348,174	13,124	(160,533)	32,552	233,317
Repurchase of common shares (Note 15)	(5,298)	(31)		13		(18)
Stock-based compensation expense			1,037			1,037
Net loss				(14,389)		(14,389)
Changes in fair value of interest rate swap agreements, designated as cash flow hedges					(1,747)	(1,747)
Settlement of interest rate swap agreements					1,812	1,812
Changes in fair value of investment in publicly traded securities designated as available-for-sale					1,044	1,044
Gain on sale of investment in publicly traded securities recorded in the consolidated earnings					(1,044)	(1,044)
Changes in fair value of forward foreign exchange rate contracts, designated as cash flow hedges					3,640	3,640
Settlement of forward foreign exchange rate contracts, recorded in the consolidated earnings					(1,489)	(1,489)
Gain on forward foreign exchange rate contracts recorded in the consolidated earnings pursuant to recognition of the hedged item in cost of sales					(1,103)	(1,103)
Reduction in a net investment in a foreign subsidiary					(125)	(125)
Changes in accumulated currency translation adjustments					16,868	16,868
Balance as at December 31, 2009	58,951,050	348,143	14,161	(174,909)	50,408	237,803

The accompanying notes are an integral part of the consolidated financial statements.

Intertape Polymer Group Inc.

Consolidated Cash Flows

Years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars)

	2009	2008	2007
	$	$	$
OPERATING ACTIVITIES
Net loss	(14,389)	(92,799)	(8,393)
Non-cash items
Depreciation and amortization	37,486	36,538	38,902
Accretion expense – asset retirement obligation	40
Impairment of goodwill		66,726
Loss on disposal of property, plant and equipment	501	532	460
Property, plant and equipment impairment and other charges in connection with manufacturing facility closures, restructuring, strategic alternatives and other charges	1,091		1,373
Write-off of debt issue expenses in connection with debt refinancing		3,111
Write-down of inventories	1,105	7,703
Reversal of a portion of a write-down of inventories	(2,082)
Impairment of property, plant and equipment	94	424
Write-down on classification as asset held-for-sale	123
Impairment of intangible assets	32
Future income taxes	3,284	4,006	11,439
Stock-based compensation expense	1,037	1,268	1,780
Pension and post-retirement benefits funding in excess of amounts expensed	1,308	(1,479)	(2,356)
Gain on forward foreign exchange rate contracts	(650)
Changes in fair value of forward foreign exchange rate contracts upon discontinuance of the related hedging relationships	3
Unrealized foreign exchange loss	(76)
Gain on sale of publicly traded securities	(1,044)
Gain on repurchase of Senior Subordinated Notes	(818)
Foreign exchange gain resulting from the reduction in net investment in a foreign subsidiary	(125)	(899)
Other	63
Cash flows from operations before changes in working capital items	26,983	25,131	43,205
Changes in working capital items
Trade receivables	3,177	12,310	9,545
Other receivables	1,231	(1,491)	(791)
Inventories	16,272	(6,556)	(18,736)
Parts and supplies	(441)	(1,306)	(817)
Prepaid expenses	(606)	364	515
Accounts payable and accrued liabilities	(11,706)	(7,664)	4,835
	7,927	(4,343)	(5,449)
Cash flows from operating activities	34,910	20,788	37,756

INVESTING ACTIVITIES
Property, plant and equipment	(13,141)	(21,048)	(18,470)
Proceeds on the disposal of property, plant and equipment	18	3,202	1,376
Proceeds on disposal of investment in publicly traded securities	1,044
Other assets	125	(795)	(1,308)
Intangible assets	(939)	(3,207)
Goodwill			(300)
Cash flows from investing activities	(12,893)	(21,848)	(18,702)

FINANCING ACTIVITIES
Long-term debt	13,953	160,119	73
Repurchase of Senior Subordinated Notes and related expenses	(5,317)
Debt issue expenses		(2,777)	(2,269)
Repayment of long-term debt	(42,928)	(154,952)	(80,738)
Repurchase of common shares	(18)
Proceeds from shareholders’ rights offering			62,753
Shareholders’ rights offering costs			(1,902)
Cash flows from financing activities	(34,310)	2,390	(22,083)
Net increase (decrease) in cash	(12,293)	1,330	(3,029)
Effect of foreign currency translation adjustments	574	(1,469)	1,259
Cash, beginning of year	15,390	15,529	17,299
Cash, end of year	3,671	15,390	15,529

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Interest paid	15,754	20,264	25,513
Income taxes paid	548	364	378

The accompanying notes are an integral part of the consolidated financial statements.

Intertape Polymer Group Inc.

Consolidated Balance Sheets

December 31, 2009 and 2008
(in thousands of US dollars)

	2009	2008
	$	$
ASSETS
Current assets
Cash	3,671	15,390
Trade receivables	74,161	75,467
Other receivables (Note 7)	3,052	4,093
Inventories (Note 8)	79,001	90,846
Parts and supplies	15,203	14,119
Prepaid expenses	3,693	3,037
Derivative financial instruments (Note 21)	1,438
Asset held-for-sale	149
Future income taxes (Note 5)	11,860	9,064
	192,228	212,016
Property, plant and equipment (Note 9)	274,470	289,763
Other assets (Note 10)	21,869	22,364
Intangible assets (Note 11)	3,550	3,956
Future income taxes (Note 5)	43,736	47,067
	535,853	575,166

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	68,228	78,249
Installments on long-term debt (Note 13)	1,721	623
	69,949	78,872
Long-term debt (Note 13)	215,281	250,802
Pension and post-retirement benefits (Note 17)	10,200	9,206
Derivative financial instruments (Note 21)	1,548	2,969
Other liabilities (Note 14)	1,072
	298,050	341,849
SHAREHOLDERS’ EQUITY
Capital stock (Note 15)	348,143	348,174
Contributed surplus	14,161	13,124

Deficit	(174,909)	(160,533)
Accumulated other comprehensive income (Note 16)	50,408	32,552
	(124,501)	(127,981)
	237,803	233,317
	535,853	575,166

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ George Bunze	/s/ Allan Cohen
George Bunze, Director	Allan Cohen, Director

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

1  –

GOVERNING STATUTES AND NATURE OF ACTIVITIES

Intertape Polymer Group Inc. (the “Company”), incorporated under the Canada Business Corporations Act, is based in Montreal, Canada and in Sarasota-Bradenton, Florida, develops, manufactures and sells a variety of specialized polyolefin films, paper and film pressure sensitive tapes and complimentary packaging systems for industrial use and retail applications, through wholesalers.

The Company’s common shares were listed on the New York Stock Exchange (“NYSE”) in the United States of America (“United States” or the “US”) and the Toronto Stock Exchange (“TSX”) in Canada.

On November 12, 2009, the Company delivered a notice to the NYSE that it intended to voluntarily delist its common shares trading thereon. Accordingly, the Company filed a notification on Form 25 with the US Securities and Exchange Commission (“SEC”).  On December 3, 2009, the withdrawal of the Company’s common shares from listing on the NYSE became effective.  The Company’s common shares continue to trade on the TSX.

The delisting from the NYSE did not affect the Company’s registration with the SEC.  The Company will continue to file and furnish reports with the SEC.

The Company will continue to comply with, and be subject to, the federal laws of Canada, as well as the Canadian securities laws and corporate governance rules applicable to Canadian publicly listed companies, including the rules of the TSX.

2  –

ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements are expressed in US dollars and are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which, in certain respects, differ from the accounting principles generally accepted in the United States (“US GAAP”), as presented in Note 22.

Accounting Changes

On January 1, 2009, in accordance with the applicable transitional provisions, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3064 “Goodwill and Intangible Assets”, Emerging Issues Committee Abstract No. 173 “Credit Risk and Fair Value of Financial Assets and Financial Liabilities” (“EIC-173”) and revision release No. 54, which, among others, contains several amendments to Sections 3862, “Financial Instruments – Disclosures”.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

Section 3064, “Goodwill and Intangible Assets”, replaces Section 3062, “Goodwill and Other Intangible Assets” and Section 3450, “Research and Development Costs”. This Section establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions of this Section, relating to the definition and initial recognition of intangible assets, are equivalent to the corresponding provisions under International Financial Reporting Standards (“IFRS”). Section 1000, “Financial Statement Concepts”, was also amended to provide consistency with this new Section. This Section applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after October 1, 2008. The adoption of this Section had no material effect on the Company’s consolidated financial result and position. The additional disclosures required by this new Section have been included in Note 11 to these consolidated financial statements.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” clarifies that an entity’s own credit risk and the credit risk of its counterparty should be taken into account in determining the fair value of financial assets and liabilities. EIC-173 applies to all financial assets and liabilities and derivative financial instruments measured at fair value in interim and annual consolidated financial statements for periods ending on or after January 20, 2009. The adoption of EIC-173 did not have a material impact on the Company’s consolidated financial statements or on the fair value determination of its financial assets and liabilities, including derivative financial instruments.

Financial Instruments Disclosures and Presentation

Revisions release No. 54, includes several amendments to Section 3862 “Financial Instruments - Disclosures”. This Section has been amended to primarily include additional disclosure requirements with respect to the fair value measurements of financial instruments and liquidity risk. The amendments to this Section apply to annual consolidated financial statements for fiscal years ending on or after September 30, 2009. The Company included the additional disclosures in Note 21 to these consolidated financial statements. Comparative disclosures were not included and are not required for the first year of adoption.

Accounting Estimates and Measurement Uncertainty

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the consolidated balance sheet date and the recorded amounts of revenues and expenses during the year then ended. On an ongoing basis, management reviews its estimates based on currently available information. Actual results may differ from those estimates.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Key areas of estimation, where management has made difficult, complex or subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, the ability to use income tax losses and other future income tax assets, allowance for obsolete and slow moving inventories, net realizable value of inventories, useful lives of long-lived assets, the assumptions underlying the Company’s pension and post-retirement benefits, stock-based compensation fair value model, accounting for asset retirement obligation, the assumptions inherent in the determination of certain accrued liabilities, the estimated future cash flows and projections in connection with the impairment tests of intangible assets and property, plant and equipment and accounting for contingencies.

Significant changes in the underlying assumptions could result in significant changes to these estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated. Foreign exchange gains and losses in connection with intercompany transactions, which are not designated as part of the Company’s net investment in its self-sustaining foreign operations, are included in the determination of net earnings for the year.

Financial Assets and Liabilities

Financial instruments are measured at fair value on initial recognition. The measurement of financial instruments in subsequent periods depends on their classification. The classification of the Company’s financial instruments in the various classes is presented in the following table:

Class	Financial instruments
Assets held for trading	Cash
Loans and receivables	Trade receivables Other receivables (1) Loan to an officer
Other financial liabilities	Accounts payable Long-term debt

(1)

Excluding income, sales and other taxes

Assets held for trading are recognized at fair value on the consolidated balance sheet.

Loans and receivables are recorded at amortized cost. Subsequent measurement of trade receivables are recorded at amortized cost, which usually corresponds to the amount initially recorded less any allowance for doubtful accounts. Subsequent measurement of other receivables is recorded at amortized cost using the effective interest method, including any impairment thereof.

Accounts payable are measured at amortized cost using the effective interest method and the gains and losses resulting from their subsequent measurement, at the end of each year, are recognized in net earnings.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Long-term debt is measured at amortized cost using the effective interest method. The amount recorded upon initial recognition corresponds to the notional amount of the long-term debt, representing its fair value, less the related debt issue expenses, with the exception of debt issue expenses incurred in connection with a line of credit or a revolving long-term credit agreement, such as the Company’s asset based loan (“ABL”), which are capitalized and amortized, using the straight-line method, over the term of the ABL.

Hierarchy of Financial Instruments

The Company categorizes its financial instruments, measured at fair value in the consolidated balance sheet, including its financial assets, financial liabilities and derivative financial instruments, into a three-level fair value measurement hierarchy as follows:

Level 1: The fair value is determined directly by reference to unadjusted quoted prices in active markets for identical assets and liabilities. The financial asset included in this level is cash.

Level 2: The fair value is estimated using a valuation technique based on observable market data, either directly or indirectly. This level includes the Company’s derivative financial instruments composed of its interest rate swap agreements and forward foreign exchange rate contracts, which are valued using a pricing model supported by market inputs.

Level 3: The fair value is estimated using a valuation technique based on unobservable data. As at December 31, 2009, the Company does not have any financial assets, financial liabilities or derivative financial instruments, which should be included in this level.

Derivative Financial Instruments

The Company uses derivative financial instruments to mitigate or eliminate the risks inherent in certain transactions and identifiable balances that arise in the normal course of business. Derivative financial instruments are primarily utilized by the Company to reduce interest rate risk on its long-term debt and foreign exchange risk on certain of its inventory purchases. The Company uses derivative financial instruments to ensure unfavourable fluctuations in cash flows are offset by changes in cash flows from derivative financial instruments. The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company’s policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument and inventory purchases, including the related settlement thereof. The Company believes that the derivative financial instruments are effective as cash flow hedges, both at inception and over the term of the instrument, since all critical terms in the derivative financial instruments match the terms of the debt instrument and inventory purchases, including the related settlement thereof, being hedged. The Company formally documents all relationships between the hedging items and the hedged items. The Company also assesses the effectiveness of the hedging relationships each quarter, both prospectively and retroactively.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Interest rate swap agreements are used as part of the Company’s program to manage the floating interest rate mix of the Company’s total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest.

Forward foreign exchange rate contracts are used as part of the Company’s program to manage the exchange risk associated with certain monthly inventory purchases of the Company’s US self-sustaining foreign operations, which are settled in Canadian dollars. Foreign exchange rate gains and losses resulting from the updating of the accounts payable related to these purchases or the settlement thereof are included in the determination of net earnings for the year along with the corresponding amounts reclassified from accumulated other comprehensive income representing the changes in fair value of the related forward foreign exchange contracts. Upon the sale of the inventories, any remaining amounts in accumulated other comprehensive income relating to these purchases, are included in the determination of net earnings for the year as an increase or decrease to cost of sales.

The effective portion of changes in the fair value of a financial instrument designated as a hedge is recognized in other comprehensive income (loss) and gains and losses related to the ineffective portion, if any, are immediately recognized in net earnings with the related hedged item. Amounts previously included as part of other comprehensive income (loss) are reclassified to net earnings with the hedged item in the period during which the changes in cash flow of the hedged item impact net earnings. Hedge accounting is discontinued prospectively when a derivative instrument ceases to satisfy the conditions for hedge accounting, is sold or liquidated or the Company terminates the designation of the hedging relationship. If the hedged item ceases to exist, unrealized gains or losses recognized in other comprehensive income (loss) are reclassified to net earnings.

Embedded Derivatives

An embedded derivative that is not closely related to the host contract should be separated and classified as a financial instrument held for trading. It is recorded at fair value and subsequent changes in the fair value are recognized in consolidated earnings. As at December 31, 2009 and 2008, the Company does not have any hybrid instruments that include an embedded derivative to be separated from the host contract.

Comprehensive Income

Comprehensive income is the change in equity or net assets of the Company during the period from transactions and other instruments and circumstances from non-owner sources and comprises the Company’s net earnings and other comprehensive income. Other comprehensive income comprises items that are recognized in comprehensive income, but excluded from the determination of net earnings, primarily including exchange gains and losses on net investments in self-sustaining foreign operations and changes in the fair value of financial instruments designated as cash flow hedges. The components of comprehensive income are presented in consolidated comprehensive income (loss).

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

Reporting Currency

The accounts of the Company’s operations having a functional currency other than the US dollar have been translated into the reporting currency using the current rate method as follows: assets and liabilities have been translated at the exchange rate in effect at the balance sheet date and revenues and expenses have been translated at the average rate during the year then ended. All translation gains or losses of the Company’s net equity investments in these operations have been included in accumulated other comprehensive income in the consolidated balance sheet.

Foreign Currency Translation

Transactions denominated in currencies other than the functional currency have been translated into the functional currency as follows: monetary assets and liabilities have been translated at the exchange rate in effect at the end of each year and revenues and expenses have been translated at the average exchange rates for each year, except for depreciation and amortization which are translated at the historical rate; non-monetary assets and liabilities have been translated at the rates prevailing at the transaction dates. Exchange gains or losses on financial assets and liabilities are recognized in net earnings.

Revenue Recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement (purchase order was received from the customer), the amount is fixed or determinable (pre-established price list with customers), delivery of the product to the customer has occurred (generally, FOB shipping point), there are no uncertainties surrounding product acceptance and collection of the amount is considered probable (credit worthiness of customers regularly evaluated). Title to the product passes upon shipment of the product. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Research and Development

Research and development expenses are expensed as they are incurred, net of any related investment tax credits, unless the criteria for capitalization of development expenses are met.

Stock Options

The Company has a stock-based compensation plan that grants stock options to employees and directors. Stock-based compensation expense is measured at fair value, as at the date of the grant, and is recognized over the vesting period of the options granted. Any consideration paid by employees and directors on exercise of stock options is credited to capital stock together with any related stock-based compensation expense originally recorded in contributed surplus. Forfeitures are estimated at the time of the grant and are subsequently adjusted to reflect actual events.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Earnings per Share

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method giving effect to the exercise of stock options. The treasury stock method assumes that any proceeds that could be obtained upon the exercise of options would be used to repurchase common shares at the average market price during the year.

Cash

Cash includes cash on account and demand deposits.

Accounts Receivable

Credit is extended based on evaluation of a customer’s financial condition. For certain customers, the Company may require a (i) cash on delivery arrangement or (ii) collateral. Accounts receivable are stated at amounts due from customers based on agreed upon payment terms, net of an allowance for doubtful accounts.

Inventories and Parts and Supplies

Raw materials, work in process and finished goods are valued at the lower of cost and net realizable value. Cost is determined by the first in, first out method. The cost of work in process and finished goods includes the cost of raw materials, direct labour and manufacturing overhead.

Parts and supplies are valued at the lower of cost and replacement cost, less any allowance for obsolescence.

Asset held-for-sale

Asset held-for-sale is presented at the lower of their carrying amount or fair value less cost to sell and are not depreciated or amortized.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated amortization and the applicable investment tax credits earned and are depreciated over their estimated useful lives or, if lower, over the terms of the related leases using the straight-line method over the following years:

Years

Buildings and building under capital lease	15 to 40
Manufacturing equipment	5 to 20
Computer equipment and software	3 to 10
Furniture, office equipment and other	3 to 7

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

The Company follows the policy of capitalizing interest during the construction and preproduction periods as part of the cost of significant property, plant and equipment. Normal repairs and maintenance are expensed as incurred. Expenditures constituting betterment to the assets by way of change in capacities or extension of useful lives are capitalized. Depreciation is not charged on new property, plant and equipment until they are placed into service.

Other Assets

Debt issue expenses, incurred in connection with the Company’s ABL, are capitalized and amortized, using the straight-line method, over the term of the ABL. Other deferred charges are amortized on a straight-line basis over the period of future benefit not exceeding 5 years as at December 31, 2009.

Intangible Assets

Intangible assets consist of distribution rights and customer contracts acquired through an asset acquisition. The Company amortizes these intangible assets over their estimated useful lives, of six years, using the straight-line method.

Impairment of Long-lived Assets

Long-lived assets, such as property, plant and equipment and intangible assets, subject to amortization, are tested for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the sum of the undiscounted cash flows expected from its use and eventual disposal. In such a case, an impairment loss must be recognized and is equivalent to the excess of the carrying amount of a long-lived asset over its fair value.

Transaction Costs

Transaction costs with respect to financial instruments not classified as held-for-trading, with the exception of a line of credit or a revolving long-term credit agreement, are recorded as an adjustment to the cost of the underlying financial instruments, when they are recognized, and are amortized using the effective interest rate method.

Transaction costs incurred in connection with the securing of a line of credit or a revolving long-term credit agreement are capitalized as part of other assets, on the consolidated balance sheet, and subsequently amortized, using the straight-line method, over the term of the related long-term credit agreement.

Transaction costs with respect to equity instruments are recorded as a reduction of the proceeds received.

Environmental Costs

The Company expenses, as incurred, recurring costs associated with managing hazardous substances in ongoing operations.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

Other Liabilities

An asset retirement obligation is recorded in connection with the estimated future costs to restore a leased property to the same condition, which existed at the inception of the lease agreement.  These costs are based on the lease term, external quotes for similar removal activities and the lease conditions and requirements. A discounted liability is recorded representing the fair value of an asset retirement obligation with a corresponding increase to a long-lived asset. The liability and the corresponding long-lived asset are recorded on the Company’s consolidated balance sheet under the captions other liabilities and property, plant and equipment, respectively. The initial recorded asset retirement obligation, which has been discounted using the Company’s credit-adjusted risk free rate, are reviewed periodically to reflect the passage of time and changes in the estimated future costs underlying this liability. The Company amortizes the amount capitalized to property, plant and equipment on a straight-line basis over the lease term and recognizes accretion expense in connection with the discounted liability over the same period.

Pension and Post-Retirement Benefits

The Company has defined benefit and defined contribution pension plans and other post-retirement benefit plans for its employees in both Canada and the US.

The following policies are used with respect to the accounting for the defined benefit and other post-retirement benefit plans:

–

The cost of pensions and other post-retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and is charged to earnings as services are provided by the employees. The calculations take into account management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees, participants’ mortality rates and expected health care costs;

–

For the purpose of calculating the expected return on plan assets, those assets are valued at the market-related value for certain plans and for other plans, at fair value. Market-related value of assets as at December 31 is determined based on the assets’ market value adjusted by a certain percentage, ranging from 20% to 80%, of the assets gains (losses) from the prior four years, resulting in values within 80% to 120% of the assets actual market value. Assets gains (losses) represent the difference between the assets’ market value and their expected value. The assets’ expected value is determined as a function of the assets’ prior year’s market value adjusted for contributions, benefits paid and interest rate at the valuation date;

–

Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees who are active at the date of amendment;

–

Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period and from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gains (losses) over 10% of the greater of the benefit obligations and the market-related value or the fair value of plan assets is amortized over the average remaining service period of active employees covered by the plans;

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

2  –

ACCOUNTING POLICIES (Continued)

–

On January 1, 2000, the Company adopted the new accounting standard on employee future benefits using the prospective application method. The Company is amortizing the transitional obligations on a straight-line basis over the average remaining service periods of employees expected to receive benefits under the benefit plans as at January 1, 2000;

–

When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement;

–

Defined contribution plan accounting is applied to a multiemployer defined benefit plan for which the Company has insufficient information to apply defined benefit plan accounting.

Income Taxes

The Company accounts for income taxes using the liability method of tax allocation. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between the financial statement values and tax values of assets and liabilities, using substantially enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered to be more likely than not.

New Accounting Pronouncements Not Yet Implemented

As at March 26, 2010, certain new primary sources of GAAP (“standards”) have been published but are not yet in effect. The Company has not early adopted any of these standards. The new standards which could potentially impact the Company’s consolidated financial statements are detailed as follows:

–

Business Combinations

Section 1582, “Business Combinations” replaces Section 1581 of the same title. This Section establishes new standards for the accounting for a business combination. This Section constitutes the GAAP equivalent to the corresponding IFRS. This Section shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011 and the Company will adopt this new Section as of such date upon its conversion to IFRS. Earlier adoption is permitted. The Company is currently evaluating the impact of adoption of this new Section on its consolidated financial statements and on future business combinations.

–

Consolidated Financial Statements

Section 1601, “Consolidated Financial Statements” and Section 1602, “Non-Controlling Interests” together replace Section 1600, “Consolidated Financial Statements”. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in the consolidated financial statements subsequent to a business combination. These Sections constitute the GAAP equivalent to the corresponding IFRS. These Sections apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011 and the Company will adopt these new Sections as of such date upon its conversion to IFRS. Earlier adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the impact of adoption of these new Sections on its consolidated financial statements.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

3  –

ADDITIONAL INFORMATION REGARDING CONSOLIDATED EARNINGS

	2009	2008	2007
	$	$	$
Interest
Interest on long-term debt	15,453	18,079	24,856
Amortization of debt issue expenses on long-term debt (5)	1,094	934	2,646
Accretion expense	40
Interest on credit facilities	46	244	237
Amortization of debt issue expenses on credit facilities (5)		141	698
Interest capitalized to property, plant and equipment	(745)	(1,033)	(1,012)
	15,888	18,365	27,425

Other
Foreign exchange gain resulting from the reduction in net investment in a foreign subsidiary (1)	(125)	(899)
Foreign exchange loss (gain)	(46)	1,689	(996)
Interest income and other financial expenses	1,644	635	790
Gain on sale of investment in publicly traded securities (2)	(916)
Changes in fair value of forward foreign exchange rate contracts upon discontinuance of the related hedging relationships	113
Gain on repurchase of Senior Subordinated Notes (Note13)	(818)
	(148)	1,425	(206)

Refinancing
Write-off of debt issue expenses in connection with debt refinancing	3,111
Loss on settlement of interest rate swap agreements	2,920
6,031

Depreciation of property, plant and equipment	35,570	35,174	35,313
Amortization of other deferred charges	106	117	245
Amortization of intangible assets	716	172
Impairment of property, plant and equipment (6)	94	424
Write-down on classification as asset held-for-sale	123
Impairment of intangible assets (6)	32
Loss on disposal of property, plant and equipment	501	532	460
Write-down of inventory to net realizable value (3)	1,105	7,703
Reversal of a portion of a write-down of inventories to net realizable value, recognized as a reduction of cost of sales (4)	(2,082)
Investment tax credits recorded as a reduction of research and development expenses	53	170	355

(1)

The Company reclassified from consolidated accumulated other comprehensive income, a foreign exchange gain  amounting to $0.1 million ($0.9 million in 2008) as a result of a partial repayment of notes previously advanced to one of the Company’s self-sustaining foreign operations (the “Subsidiary”). This repayment ultimately reduced the Company’s net investment in this Subsidiary.

(2)

In July 2009, the Company sold its investment in publicly traded securities, and accordingly, recorded in its consolidated earnings a non-cash gain amounting to approximately $1.0 million ($0.1 million was included under the caption cost of sales).

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

3  –

ADDITIONAL INFORMATION REGARDING CONSOLIDATED EARNINGS (Continued)

(3)

For the year ended December 31, 2008, this amount includes a write-down of raw material inventories to be purchased pursuant to unfavourable (onerous) firm purchase commitments entered into by the Company amounting to approximately $2.3 million (nil in 2009). The Company’s management determined that the cost of the related finished goods, in which such raw materials will be ultimately incorporated into upon their consumption in the production process, exceed their net realizable value and accordingly, warrant a write-down.

(4)

Representing the reversal of a portion of previously recorded write-down of inventories to net realizable value recognized as a reduction of costs of sales, including certain raw materials to be purchased by virtue of firm purchase commitments. The Company’s management determined that circumstances, prevailing as at December 31, 2008, ceased to exist during the year ended December 31, 2009, whereby, the subsequent sale of these inventories have demonstrated a sufficient level of profitability to warrant the reversal of a portion of the initial write-down to net realizable value. The increased profitability was primarily due to an improved relationship between selling prices and raw material costs.

(5)

The year ended December 31, 2007, includes amounts of approximately $1.2 million and $0.3 million representing the write-off of a portion of debt issue expenses as a result of a repayment of a portion of the initial term loan and a reduction in credit availability under the revolving credit facility, respectively.  Both the term loan and the revolving credit facility were successfully refinanced in March 2008 as described in Note 13.

(6)

In the course of the year ended December 31, 2009, the Company recorded an impairment charge in connection with the properties located at its Hawkesbury, Ontario, Canada manufacturing facility, which was closed in the latter part of 2009. The Company obtained independent appraisals for these assets and accordingly concluded that an impairment charge amounting to approximately $0.1 million is warranted to reflect the expected salvage value, less the cost to sell, these assets. In addition, the Company recorded an impairment charge amounting to approximately $32,000 with respect to its customer contracts intangible asset due to the bankruptcy of the related customer.

4  –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER CHARGES

Year ended December 31, 2009

Effective November 10, 2009, the Company decided to terminate the operations of its manufacturing facility located in Hawkesbury, Ontario, Canada (the “Closure”) as part of its ongoing efforts and objectives to lower costs, enhance customer order fulfillment and effectively optimize inventory investment. The terminated operations will be transferred and consolidated into the Company’s manufacturing facility located in Truro, Nova Scotia, Canada in the early part of 2010. In connection with this Closure, the Company incurred severance and other related costs amounting to approximately $1.1 million. This charge was recorded in the Company’s consolidated earnings for the year under the caption manufacturing facility closures, restructuring, strategic alternatives and other charges. In addition, during the year ending December 31, 2010, the Company expects to incur additional charges in connection with this Closure, primarily consisting of site restoration and removal costs, in the amount of approximately $0.3 million.

During the year ended December 31, 2009, the Company settled, in non-cash charges and cash payments, previously recorded obligations relating to such activities amounting to nil and $0.1 million, respectively.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

4  –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER CHARGES (Continued)

As at December 31, 2009, the Company’s outstanding obligation in connection with its manufacturing facility closures, restructuring, strategic alternatives and other charges, included in accounts payable and accrued liabilities, on the Company’s consolidated balance sheet, amounted to approximately $1.2 million.

Year ended December 31, 2008

During the year ended December 31, 2008, the Company did not incur any additional costs in connection with its manufacturing facility closures, restructuring, strategic alternatives and other charges given that the Company had substantially completed all announced activities as at December 31, 2007.

During the year ended December 31, 2008, the Company settled, in non-cash charges and cash payments, previously recorded obligations relating to such activities amounting to approximately $0.5 million and $0.8 million, respectively. In addition, and based on newly available information, the Company revised its estimate regarding the site restoration obligation recorded in connection with the Brighton, Colorado manufacturing facility which closed in 2006. This estimate revision resulted in a reduction of the related obligation in the amount of $0.7 million.

As at December 31, 2008, the Company’s outstanding obligation in connection with its manufacturing facility closures, restructuring, strategic alternatives and other charges, included in accounts payable and accrued liabilities, on the Company’s consolidated balance sheet, amounted to approximately $0.4 million ($0.3 million and $0.1 million relating to site restoration and restructuring, respectively).

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

4  –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER CHARGES (Continued)

Year ended December 31, 2007

The following table describes the significant charges incurred by the Company in connection with its strategic alternative and restructuring processes, included in the Company’s consolidated statement of earnings for the year ended December 31, 2007 under the caption manufacturing facility closures, restructuring, strategic alternatives and other charges.

		Manufacturing facility closures
		Severance and other labour related costs	Site restoration	Restructuring	Other charges	Total
		$	$	$	$	$
Balance as at January 1, 2007 included in accounts payable and accrued liabilities		272	2,394	3,162	335	6,163

Staffing reductions	(a)			1,327		1,327
Strategic alternatives process	(b)				6,787	6,787
				1,327	6,787	8,114

Cash payments		272	1,140	3,308	6,832	11,552
Non-cash payments					290	290
		272	1,140	3,308	7,122	11,842
Balance as at December 31, 2007 included in accounts payable and accrued liabilities			1,254	1,181		2,435

(a)

In connection with the cost reduction initiatives commenced in 2006, the Company recorded $1.3 million in severance and other labour related costs with respect to the staffing reductions undertaken by the Company. With respect to staffing reductions, the Company had incurred a total of $7.3 million as at December 31, 2007.

(b)

At the annual and special meeting of shareholders held on June 28, 2007, the Company’s shareholders rejected, by a vote of approximately 70%, a special resolution providing for the sale of all the outstanding common shares of the Company, thereby terminating the strategic alternative process, which commenced in the latter part of 2006. In connection with the strategic alternative process and the termination thereof, the Company recorded a charge of approximately $5.5 million, bringing the total related cost to approximately $6.1 million. The $5.5 million incurred in 2007 is comprised of a $1.8 million termination fee paid to the rejected acquirer and $3.7 million paid in professional fees and other charges incurred in connection with this process.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

4  –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING, STRATEGIC ALTERNATIVES AND OTHER CHARGES (Continued)

In addition, the Company’s Interim Chief Executive Officer retired in the second half of 2007. In connection with his retirement, the Company recorded a charge of approximately $1.1 million including $0.1 million in stock-based compensation expense and $1.0 million representing the recognition of the balance of his pension obligation. In addition, the Company’s Chief Financial Officer retired on June 30, 2007. With respect to his retirement, the Company recorded a charge of approximately $0.2 million in stock-based compensation expense.

The Company has substantively completed all announced restructurings and plant closures, as well as, strategic alternative activities.

5  –

INCOME TAXES

The reconciliation of the combined federal and provincial statutory income tax rate to the Company’s effective income tax rate is detailed as follows:

	2009	2008	2007
	%	%	%
Combined federal and provincial income tax rate	34.2	34.0	33.9
Foreign earnings taxed at higher income tax rates	(1.0)	1.4	4.0
Losses accounted for at lower income tax rates	(1.9)		3.7
Expiration of operating losses	(48.2)
Change in income tax rates			121.1
Impairment of goodwill		(19.0)
Non-deductible expenses	(6.5)		41.5
Impact of other differences	(18.8)	(0.9)	44.2
Change in valuation allowance	3.5	(19.3)	65.6
Effective income tax rate	(38.7)	(3.8)	314.0

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

5  –

INCOME TAXES (Continued)

The net future income tax assets are detailed as follows:

	2009	2008
	$	$
Future income tax assets
Trade and other receivables	335	61
Inventories	779	1,251
Property, plant and equipment	12,001	8,549
Accounts payable and accrued liabilities	1,725	1,358
Derivative financial instruments		1,099
Tax credits, losses carry-forward and other tax deductions	101,128	105,597
Pension and post-retirement benefits	676	275
Goodwill	11,373	12,339
Other	1,545	599
Valuation allowance	(24,633)	(24,295)
	104,929	106,833
Future income tax liabilities
Property, plant and equipment	48,658	50,448
Pension and post-retirement benefits	675	254
	49,333	50,702
Total net future income tax assets	55,596	56,131

Net current future income tax assets	11,860	9,064
Net long-term future income tax assets	43,736	47,067
Total net future income tax assets	55,596	56,131

As at December 31, 2009, the Company has $36.1 million (CAD$38.0 million) of Canadian operating losses carry-forward expiring in 2010 through 2029, of which $7.9 million (CAD$8.3 million) were not recognized as future income tax assets, and $207.1 million of US federal and state operating losses expiring in 2012 through 2028, of which $38.0 million were not recognized as future income tax assets.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

5 – INCOME TAXES (Continued)

The following table presents the year of expiration of the Company’s operating losses carried forward as at December 31, 2009:

	Canada		United States
	Federal	Provincial
	$	$	$
2010	7.8	7.8
2012			2.1
2014	1.4	1.4
2015	2.3	2.3
2018			4.6
2019			15.0
2020			11.9
2021			50.9
2022			33.9
2023			34.8
2024			9.1
2026	7.0	7.0	27.4
2027	5.0	5.0
2028	2.5	2.5	17.4
2029	10.1	10.1
	36.1	36.1	207.1

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company expects the future income tax assets, net of the valuation allowance, as at December 31, 2009, to be realized as a result of the reversal of existing taxable temporary differences, projections of taxable income and the implementation of tax planning strategies.

As at December 31, 2009, management concluded that no significant revisions were required with respect to its assessment of the recoverability of the Company’s future income tax assets and accordingly, there was no significant change to the valuation allowance.

These future income tax assets are available to the Company in order to reduce taxable income in future periods.

During the year ended December 31, 2008, the Company’s management revised its assessment of the recoverability of the Company’s future income tax assets. Accordingly, the Company recorded a $10.0 million net increase to its future income tax assets valuation allowance consisting primarily of the following: i) a $16.5 million increase with respect to the long-term uncertainties inherent in the worldwide credit crisis and economic slowdown existing at the end of 2008, ii) a $5.5 million decrease in connection with the improved financial performance of the Company’s Engineered Coated Products Division and management’s ability to take advantage of certain income tax planning strategies and iii) a $1.0 million decrease regarding the foreign exchange impact due to the significant weakening of the Canadian dollar.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

6  –

EARNINGS PER SHARE

	2009	2008	2007
	$	$	$
Net loss	(14,389)	(92,799)	(8,393)

Weighted average number of common shares outstanding	58,951,050	58,956,348	45,286,644

Loss per share
Basic	(0.24)	(1.57)	(0.19)
Diluted	(0.24)	(1.57)	(0.19)

The following number of options were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented:

2009	2008	2007

3,318,053	3,511,462	3,976,337

7  –

OTHER RECEIVABLES

	2009	2008
	$	$
Income and other taxes	268	390
Supplier rebates receivable	1,200	1,438
Sales taxes	870	827
Other	714	1,438
	3,052	4,093

8  –

INVENTORIES

	2009	2008
	$	$
Raw materials	23,713	23,645
Work in process	15,006	19,706
Finished goods	40,282	47,495
	79,001	90,846

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

9  –

PROPERTY, PLANT AND EQUIPMENT

	2009
	Cost	Accumulated depreciation	Net
	$	$	$
Land	3,900		3,900
Buildings	80,762	43,208	37,554
Manufacturing equipment	527,587	307,807	219,780
Computer equipment and software	68,732	59,059	9,673
Furniture, office equipment and other	2,855	2,719	136
Construction in progress	3,427		3,427
	687,263	412,793	274,470

	2008
	Cost	Accumulated depreciation	Net
	$	$	$
Land	3,708		3,708
Buildings	76,498	35,897	40,601
Manufacturing equipment	489,713	273,620	216,093
Computer equipment and software	66,850	52,088	14,762
Furniture, office equipment and other	2,687	2,579	108
Construction in progress	14,491		14,491
	653,947	364,184	289,763

Included in property, plant and equipment are assets under capital leases, primarily a building and computer hardware, with cost and accumulated amortization of $12,149 and $6,219, respectively ($11,782 and $5,269, respectively in 2008).

10  –

OTHER ASSETS

	2009	2008
	$	$
Debt issue expenses and other deferred charges, at amortized cost	2,011	3,115
Loan to an officer	108	108
Accrued pension benefit asset	10,808	10,866
Employees relocation program	60	91
Investment tax credits recoverable	6,291	5,621
Funds held in guarantor trust to satisfy future pension obligation	1,614	1,748
Other	977	815
	21,869	22,364

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

11  –

INTANGIBLE ASSETS

In 2008, the Company entered into an Asset Purchase Agreement (the “Agreement”). Under the Agreement, the Company acquired a group of assets (the “Group”) for total consideration of CAD$5.5 million (the “Purchase Price”). The Group comprised both tangible and intangible assets primarily consisting of machines, distribution rights and customer contracts. Under the distribution rights, the Company committed to distribute and sell specialized machines and technology and attain specific thresholds in this respect over a period of 61 months terminating in September 2013 (the “Commitment”). The assets acquired complemented the Company’s product offerings and customer base as part of its Engineered Coated Products Division.

The Purchase Price amounted to CAD$5.5 million, of which CAD$4.4 million (US$4.1 million) was paid in cash in 2008 and CAD$1.1 million (US$0.9 million) in 2009. The Purchase Price attributed to the machines acquired amounted to CAD$0.8 million (USD$0.7 million), and is included under the caption property, plant and equipment on the Company’s consolidated cash flows.

The Company determined the fair value of each of the assets acquired in the Group. The Purchase Price paid was then allocated to each asset acquired, on the basis, of the assets relative fair value.

The Agreement provides for additional consideration to be paid, annually through 2013, in connection with the Company’s Commitment. However, within the first two years of the Agreement, the machines acquired must attain certain market acceptance parameters or the Company has the right to renegotiate the Commitment with the vendor and if such renegotiation is not concluded on terms satisfactory to the Company, and if the vendor remains unable to resolve the issues to the satisfaction of the Company, then the Commitment will be relieved. Accordingly, as at December 31, 2009 and 2008, the Company i) was not in the position to determine, beyond a reasonable doubt, the outcome of its future Commitment and ii) concluded that the vendor retains future performance obligations under the provisions of the Agreement. Consequently, the Company will account for these contingencies upon their resolution as part of the cost of the machines acquired or as performance penalties to be charged to consolidated earnings.

As at December 31, 2009 and 2008, the Company’s intangible assets, all of which were originated from the asset purchase described above, including their cost and respective accumulated amortization are as follows:

	2009
	Cost	Accumulated amortization	Net
	$	$	$
Distribution rights	3,319	691	2,628
Customer contracts	1,204	282	922
	4,523	973	3,550

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

11  –

INTANGIBLE ASSETS (Continued)

	2008
	Cost	Accumulated amortization	Net
	$	$	$
Distribution rights	3,090	129	2,961
Customer contracts	1,038	43	995
	4,128	172	3,956

Effective September 30, 2009, and due to the adverse economic conditions impacting several of the Company’s key operating markets targeted under the Agreement, the Company did not fully meet the performance criteria included in the first milestone of the Agreement. Accordingly, the Company recorded in its consolidated earnings for the year ended December 31, 2009, a charge amounting to $0.4 million (CAD$0.5 million) representing the penalties due to the vendor.

As at December 31, 2009, and in light of the significant economic downturn, which adversely impacted the primary markets targeted by the Agreement, the Company’s management concluded that significant changes in events and circumstances have occurred. These changes warranted the examination of the related intangible assets for possible impairment. Accordingly, as at December 31, 2009, the Company’s management conducted such an impairment test. As part of this impairment test, the Company’s management revised and assessed its business plan and related cash flows expected in connection with the Agreement in light of the current and anticipated business environments. Consequently, the Company concluded that no impairment has occurred as at December 31, 2009.

12  –

GOODWILL

The Company performed an annual goodwill impairment test as at December 31, 2008. In accordance therewith, the goodwill was assigned to the Company’s two reporting units using a relative fair value allocation approach. The Company calculated the fair value of each reporting unit using the discounted cash flows method.

As at December 31, 2008, and in connection with the worldwide credit crisis and economic slowdown which unfolded during the latter part of the year, management revised its estimates of growth and future business activities. This revision included, among others, a detailed assessment of i) its operating markets, ii) operating plans and budgets and iii) other areas where the Company’s business might be adversely impacted by the changing operating environment. As a result of these assessments, management concluded that the Company’s future business activities and underlying markets have suffered adverse consequences in connection with the worldwide credit crisis and economic slowdown and consequently, reduced its related future cash flows and revenue projections. Accordingly, the Company recorded a goodwill impairment charge in its consolidated earnings in the amount of $66.7 million.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

12 – GOODWILL (Continued)

The changes in the carrying amount of goodwill are as follows:

2008
$
Balance, beginning of year	70,250
Impairment	(66,726)
Foreign exchange impact	(3,524)
Balance, end of year

13  –

LONG-TERM DEBT

Long-term debt consists of the following:

	2009	2008
	$	$
Senior Subordinated Notes (b)(1)	115,600	121,184
Asset-based loan (c)	85,389	114,000
Obligations under capital leases (d)	6,496	6,789
Term debt (e)	7,796	7,693
Mortgage loan (f)	1,721	1,759
	217,002	251,425
Less: Installments on long-term debt	1,721	623
	215,281	250,802

(1)

The Senior Subordinated Notes are presented net of related debt issue expenses that are amortized using the effective interest rate method, as described in Note 2, amounting to $3.1 million ($3.8 million in 2008).

(a)

Refinancing

During the year ended December 31, 2008, the Company successfully refinanced its entire senior secured credit facility (the “Facility”), which included the Company’s revolving credit facility and term loan, with a five-year, $200.0 million ABL entered into with a syndicate of financial institutions.

In connection with this refinancing, the Company reported a refinancing charge amounting to $6.0 million, comprised of $3.1 million representing the write-off of debt issue expenses incurred in connection with the issuance and subsequent amendments of the Facility and $2.9 million representing the loss on settlement of the interest rate swap agreements, designated as cash flow hedges, on a portion of the term loan.

Finally, in securing the ABL the Company incurred debt issue expenses amounting to approximately $2.8 million, primarily comprised of $1.4 million paid to the primary lender and $1.4 million representing professional and other fees.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

13  -

LONG-TERM DEBT (Continued)

(b)

Senior Subordinated Notes

Senior Subordinated Notes bearing interest at 8.5%, payable semi-annually on February 1 and August 1. The principal is due on August 1, 2014. The effective interest rate of the Senior Subordinated Notes is 9.21%.

The Company and all of its subsidiaries, which are all wholly-owned directly or indirectly by the Company, other than the subsidiary issuer, have guaranteed the Senior Subordinated Notes. The Senior Subordinated Notes were issued and the guarantees executed pursuant to an indenture dated July 28, 2004. All of the guarantees are full, unconditional, joint and several. There are no significant restrictions on the ability of the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan. The Company, on a non-consolidated basis, has no independent assets or operations. The subsidiary issuer is an indirectly wholly-owned subsidiary of the Company and has nominal assets and no operations.

Repurchase

In the latter part of 2009, the Company repurchased $6.3 million of its outstanding Senior Subordinated Notes. Accordingly, the Company recorded a gain on repurchase amounting to approximately $0.8 million in its consolidated earnings for the year ended December 31, 2009. The gain on repurchase was computed net of the proportionate amount of debt issue expenses incurred at the time the Senior Subordinated Notes were initially issued and the related repurchase fees amounting to $0.2 million.

(c)

Asset-Based Loan

Five-year, $200.0 million ABL bearing interest at LIBOR plus a premium varying between 150 and 225 basis points depending on the loan’s remaining availability (200 basis points as at December 31, 2009; 200 basis points in 2008). As at December 31, 2009, the effective interest rate on the ABL was 3.70% (4.13% in 2008), taking into account the effect of the interest rate swap agreements described in Note 21.

The amount of the borrowing available to the Company under the ABL is determined by its applicable borrowing base from time to time. The borrowing base is calculated as a function of a percentage of eligible trade receivables, inventories and property, plant and equipment as defined in the ABL agreement.

Under the ABL loan agreement, the Company’s remaining unencumbered real estate is subject to a negative pledge in favour of the ABL lenders. However, the Company retains the ability to secure financing, on all or a portion of, its owned real estate thereby subordinating the negative pledge to the ABL lenders up to an amount of $35.0 million. During the year ended December 31, 2008, the Company obtained a $1.8 million mortgage financing on its owned real estate located in Bradenton, Florida. As at December 31, 2009 and 2008, $33.2 million of real estate mortgage financing remains available to the Company.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

13  -

LONG-TERM DEBT (Continued)

As at December 31, 2009, the ABL’s borrowing base amounted to $129.4 million ($153.7 million in 2008) of which $88.0 million ($118.3 million in 2008) was drawn, including $2.6 million ($4.3 million in 2008) in letters of credit. Accordingly, the Company’s unused availability amounted to $41.4 million ($35.4 million in 2008).

The ABL is secured by a first priority lien on the Company’s, and substantially all of its subsidiaries’, trade receivables, inventories and property, plant and equipment, included in the determination of the ABL’s borrowing base, with a carrying amount of $74.2 million, $79.0 million and $274.5 million   ($75.5 million, $90.8 million and $289.8 million, respectively in 2008), respectively as at December 31, 2009.

The ABL contains one financial covenant, described in Note 21, which becomes enforceable only when unused availability is under $25.0 million. As at December 31, 2009 and 2008, the Company’s availability on its ABL exceeded $25.0 million and accordingly, the related financial covenant was not applicable.

In line with the Company’s interest rate risk policy to mitigate the risk associated with its variable interest rate debt instruments, including its ABL, the Company contracted interest rate swap agreements designated as cash flow hedges. These interest rate swap agreements as well as the Company’s interest rate risk policy are described in Note 21.

(d)

Obligations under Capital Leases

The Company has obligations under capital leases for the rental of a building, computer hardware, shop equipment and office equipment, bearing interest at rates varying between 4.4% and 8.6% (5.1% to 8.6% as at December 31, 2008), payable in monthly instalments ranging from $90 to $46,320 ($867 to $47,817 in 2008), including interest and maturing on various dates until 2015.

(e)

Term debt

The Company’s wholly-owned subsidiary has a long-term loan agreement, containing two debt instruments, totalling approximately $7.6 million (€5.3 million), with each instrument bearing interest at a rate of Euribor (ranging between 1.02% and 1.16% in 2009; 2.97% as at December 31, 2008) plus a premium (125 basis points as at December 31, 2009 and 2008), which could, at the discretion of the lender, be increased semi-annually by 75 basis points. Under the terms of the agreement, only monthly interest payments are required for the first two years followed by eight equal semi-annual principal payments amounting to $0.3 million and $0.6 million for each of the instruments commencing on January 2010 and November 2010, respectively. The term debt is secured by a comfort letter issued to the lender by the Company in favour of its wholly-owned subsidiary.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

13  -

LONG-TERM DEBT (Continued)

(f)

Mortgage loan

The Company has a $1.8 million mortgage loan on its owned real estate located in Bradenton, Florida having a net book value of $0.7 million as at December 31, 2009 ($0.8 million in 2008). The mortgage is for a period of 20 years, bearing interest at 7.96%, and thereafter, the applicable interest rate will adjust every three years to a 355 basis point spread over the 10-year Interest Rate Swap published in the daily release of the Federal Reserve. The mortgage requires monthly payments of principal and interest in the amount of $14,723.

Long-term debt repayments are due as follows:

	Obligations under capital leases	Other long-term loans
	$	$
2010	825	1,193
2011	722	1,997
2012	612	2,001
2013	574	87,390
2014	565	119,382
Thereafter	5,465	1,643
Total payments	8,763	213,606
Interest expense included in minimum lease payments	2,267
Total	6,496	213,606

14  –

OTHER LIABILITIES

During the second quarter of 2009, the Company renegotiated the terms and conditions included in the Lease (the “Lease”) for its operating facility located in Langley, British Columbia, Canada. The Company’s primary intention in renegotiating this Lease was to extend its term.

As a result of the renegotiation, and in accordance with GAAP, the Company has concluded that it is subject to an asset retirement legal obligation, by virtue of a written contract, to restore the leased property to the same condition which existed at the time of the initial Lease. This asset retirement obligation (“ARO”) includes, among other costs, the permanent removal of the Company’s manufacturing equipment used in this facility.

The assumptions, on which the carrying amount of the ARO is based on, are as follows:

Undiscounted cash flows required to settle the obligation	$1.4 million
Timing of payment of the cash flows required to settle the obligation	19 months
Credit-adjusted risk-free rate	16.2%

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

15  –

CAPITAL STOCK

Authorized

Unlimited number of shares without par value

Common shares, voting and participating

Class “A” preferred shares, issuable in series, ranking in priority to the common shares with respect to dividends and return of capital on dissolution. The Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series.

Share Repurchase

The Company announced a normal course issuer bid effective August 28, 2008. In connection with this normal course issuer bid, the Company was entitled to repurchase for cancellation up to 2,947,817 of its 58,956,348 common shares issued and outstanding, representing 5% of the Company’s common shares issued and outstanding as at that date.

The normal course issuer bid expired in August 2009.

The Company accounted for the share repurchase of 5,298 common shares, which resulted in a decrease of approximately $31,000 and $13,000 of the Company’s consolidated capital stock and deficit, respectively.

Rights Offering

During the year ended December 31, 2007, the Company completed a shareholder’s rights offering. The rights offering granted the shareholders the right to subscribe to one common share of the Company for each 1.6 rights held. The offering raised $60.9 million net of related expenses of $1.9 million. The proceeds were received from several major shareholders, directors and senior officers, including one former senior officer. In connection with the rights offering, the Company issued 17,969,408 common shares. Directors and senior officers of the Company subscribed to 1,508,304 common shares amounting to gross proceeds of $5.2 million.

Shareholder’s Protection Rights Plan

On June 29, 2009, the shareholders did not vote to extend the Shareholder’s Protection Rights Plan.

Stock Options

Under the Company’s executive stock option plan, options may be granted to the Company's executives, directors and key employees for the purchase of up to a total of 10% of the Company’s issued and outstanding common shares. Options expire no later than 10 years after the date of the grant. The plan provides that such options granted to key employees and executives will vest and may be exercisable 25% per year over four years. The options granted to directors, who are not officers of the Company, will vest and may be exercisable 25% on the grant date, and a further 25% will vest and may be exercisable per year over three years.

All options are granted at a price determined and approved by the Board of Directors, which cannot be less than the average of the closing price of the common shares on the TSX for the day immediately preceding the grant date.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

15  -

CAPITAL STOCK (Continued)

In connection with the Company’s delisting from the NYSE, as described in Note 1 to these consolidated financial statements, all stock options having a US dollar denominated exercise price were converted to the Canadian dollar exercise price on the TSX available at the time of the grant. This change did not have a significant impact on the Company’s accounting for stock options, including the related expense.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

15  -

CAPITAL STOCK (Continued)

The changes in number of options outstanding were as follows:

		2009		2008		2007
	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	CAD$ (1)		USD$		USD$
Balance, beginning of year	6.99	3,511,462	6.44	3,976,337	8.74	3,154,028
Granted	2.83	262,927	3.44	200,000	3.45	1,651,184
Forfeited	12.25	(11,000)	3.99	(163,250)	8.88	(485,125)
Expired	8.44	(445,336)	10.08	(501,625)	9.85	(343,750)
Balance, end of year	6.45	3,318,053	5.91	3,511,462	6.44	3,976,337

Options exercisable at the end of the year	7.92	2,121,909	7.26	1,997,680	8.43	1,909,364

The following table summarizes information about options outstanding and exercisable as at December 31, 2009:

	Options outstanding			Options exercisable
	Number	Weighted average contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
Range of exercise prices			CAD$(1)		CAD$(1)
$0.55 to $0.83	50,000	5.25	0.55	10,000	0.55
$1.84 to $2.76	30,000	5.87	1.84	7,500	1.84
$3.61 to $5.43	1,884,111	3.93	3.61	830,592	3.60
$7.50 to $11.25	908,950	1.37	9.28	828,825	9.31
$11.42	444,992	0.24	13.68	444,992	13.68
	3,318,053	1.66	6.45	2,121,909	7.92

(1)

Please refer to the previous page, “Stock Options”.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

15  -

CAPITAL STOCK (Continued)

The Company uses the fair value based method of accounting for stock-based compensation expense and other stock-based payments. Accordingly, the Company recorded a pre-tax stock-based compensation expense of approximately $1.0 million in 2009, $1.3 million in 2008 and $1.8 million in 2007.

The fair value of options granted was estimated using the Black-Scholes option pricing model, taking into account the following weighted average assumptions:

	2009	2008	2007

Expected life	5.9 years	5.5 years	5.2 years
Expected volatility	63%	50%	52%
Risk-free interest rate	2.67%	3.13%	3.27%
Expected dividends	$0.00	$0.00	$0.00

The weighted average fair value per option granted is:

2009	2008	2007
CAD$	USD$	USD$
0.92	1.14	3.27

During 2009, the following stock options were granted at exercise prices exceeding and equal to market prices at the date of the grant as follows:

No. of options	Exercise prices	Market prices
	CAD$	CAD$
40,000	0.55	0.55
10,000	0.55	0.55
30,000	1.84	1.84
182,927	3.62	2.23
262,927

During 2008, 200,000 stock options were granted at exercise prices exceeding the market price of the Company’s common shares at the date of the grant. The exercise price and fair value of these options were $3.44 and $1.14, respectively.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

16  –

ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of other accumulated comprehensive income as at December 31, 2009 and 2008 are as follows:

	2009	2008
	$	$
Accumulated currency translation adjustments	51,165	34,422
Cumulative changes in fair value of interest rate swap agreements (net of future income taxes of nil, $948 in 2008)	(1,548)	(1,613)
Cumulative changes in fair value of forward foreign exchange rate contracts (net of future income taxes of nil, $151 in 2008)	791	(257)
	50,408	32,552

17  –

PENSION AND POST-RETIREMENT BENEFIT PLANS

The Company has several defined contribution plans and defined benefit plans for substantially all its employees in both Canada and the United States. These plans are generally contributory in Canada and non-contributory in the United States.

Total Cash Payments

Total cash payments for employee future benefits for 2009, consisting of cash contributed by the Company to its funded pension plans, cash payments directly to beneficiaries for its unfunded other benefit plans, cash contributed to its defined contribution plans and cash contributed to its multi-employer defined benefit plans, were $3.4 million ($5.8 million in 2008 and $7.1 million in 2007).

Defined Contribution Plans

In the United States, the Company maintains a savings retirement plan (401(k) Plan) for the benefit of certain employees who have been employed for at least 90 days. Contribution to this plan is at the discretion of the Company. The Company also maintains 401(k) plans according to the terms of certain collective bargaining agreements.

The Company also contributes to its multi-employer plans for employees covered by certain collective bargaining agreements.

In Canada, the Company maintains defined contribution pension plans for its salaried employees and contributes amounts equal to 4% of each participant's eligible salary.

The Company has expensed $0.8 million for these plans for the year ended December 31, 2009 ($2.8 million and $2.7 million in 2008 and 2007, respectively).

Defined Benefit Plans

The Company has, in the United States, three defined benefit pension plans (hourly and salaried). Benefits for employees are based on compensation and years of service for salaried employees and fixed benefits per month for each year of service for hourly employees.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  –

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

In Canada, certain non-union hourly employees of the Company are covered by a plan which provides a fixed benefit of CAD$20.00 in 2009, 2008 and 2007 (USD$17.52 in 2009, USD$18.79 in 2008 and USD$20.44 in 2007) per month for each year of service. In addition, the Company maintains a defined benefit plan, which provides for a fixed benefit at a rate ranging from 40.0% to 62.5% (40.0% to 62.5% and 40.0% to 50.0% in 2008 and 2007, respectively) of the employee contributions, depending on the participation start date.

In the United States, the Company provides group health care and life insurance benefits to certain retirees.

In Canada, the Company provides group health care, dental and life insurance benefits for eligible retired employees.

Supplementary Executive Retirement Plans

The Company has Supplementary Executive Retirement Plans (“SERPs”) to provide supplemental pension benefits to certain key executives. The SERPs are not funded and provide for an annual pension benefit, from retirement or termination date, in the amounts ranging from $0.2 million to $0.3 million, annually. The SERPs had accrued benefit liability as at December 31, 2009 of $4.8 million ($4.4 million in 2008).

In 2007, the Company recorded a charge of approximately $1.0 million representing the recognition of the balance of past service costs relating to a member of senior management’s pension obligation as described in Note 4.

Non-Routine Events

During the year ended December 31, 2009, and in connection with the closure of the Green Bay, Wisconsin manufacturing facility in 2003, the Company finalized the termination benefits to be paid to certain employees of this facility. Accordingly, the Company recorded an additional benefit cost, with respect to the related defined pension plan, amounting to approximately $0.6 million. The total agreed upon benefit, in the amount of $1.9 million, will be paid over a period of 15.5 years.

Investment Policy

The Company's Investment Committee comprised of the Company’s Chief Financial Officer and Vice President, Human Resources, established a target mix of equities and bonds of 70% equities and 30% bonds over time. In Canada, the funds of the non-union plans are split evenly between two balanced mutual funds, thus, over time, achieving the target mix of 70% equities and 30% bonds. The funds of the union plans have a target equity weighing ranging from 45% to 65%.

The rate of return decision is a function of advice from the Company's actuaries and their review of current holdings, general market trends and common levels used by other employers.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  –

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Measurement Date and Date of Actuarial Valuations

The Company measures its plan assets and accrued benefit obligations for accounting purposes as at December 31 of each year.

The most recent actuarial valuations for funding purposes were October 1, 2009, January 1, 2009 and December 31, 2009 for the US plans and September 1, 2008 and December 31, 2009 for the Canadian plans.

The next valuation dates for actuarial valuations to be used for funding purposes are January 1, 2010 and October 1, 2010 for the US plans and September 1, 2011 for the Canadian plans.

Information relating to the various plans is as follows:

	Pension Plans			Other plans
	2009	2008	2009	2008
	$	$	$	$
Accrued benefit obligations
Balance, beginning of year	52,891	53,540	2,605	3,432
Current service cost	790	1,057	54	75
Plan participants’ contributions	3	100
Plan amendments		649		33
Interest cost	3,323	3,163	194	189
Benefits paid	(2,210)	(1,857)	(84)	(73)
Actuarial (gains) losses	4,142	(711)	587	(654)
Foreign exchange rate adjustment	1,636	(3,050)	281	(397)
Balance, end of year	60,575	52,891	3,637	2,605

Plans assets
Balance, beginning of year	34,580	46,576
Actual return on plans assets	6,200	(10,266)
Employer contributions	2,519	3,104
Plan participants' contributions	3	100
Benefits paid	(2,210)	(1,857)
Foreign exchange rate adjustment	2,155	(3,077)
Balance, end of year	43,247	34,580

Funded status – deficit	17,328	18,311	3,637	2,605
Unamortized past service costs	(1,995)	(2,730)	(35)	(39)
Unamortized net actuarial gains (losses)	(19,950)	(20,726)	328	852
Unamortized transition assets (obligation)	90	82	(11)	(15)
Accrued benefit liability (accrued pension benefit asset)	(4,527)	(5,063)	3,919	3,403

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  –

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Included in the above accrued benefit obligation and fair value of plan assets as at December 31, 2009 and 2008 are the following amounts in respect of plans that are not fully funded:

	Pension plans
	2009	2008
	$	$
Accrued benefit obligation	46,390	42,978
Fair value of plan assets	26,472	22,538
Funded status – plan deficit	19,918	20,440

Weighted average plan assets allocations as at December 31, 2009 and 2008:

	Pension Plans
	2009	2008
Asset category	%	%
Equity securities	68	55
Debt securities	28	35
Other	4	10
Total	100	100

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  -

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The accrued benefit liability (accrued pension benefit asset) is included in the Company’s consolidated balance sheets as follows:

	Pension plans			Other plans		Total plans
	2009	2008	2009	2008	2009	2008
	$	$	$	$	$	$
Other assets (Note 10)	(10,808)	(10,866)			(10,808)	(10,866)
Pension and post-retirement benefits	6,281	5,803	3,919	3,403	10,200	9,206
	(4,527)	(5,063)	3,919	3,403	(608)	(1,660)

Net Benefit Cost

	Pension plans					Other plans
	2009	2008	2007	2009	2008	2007
	$	$	$	$	$	$
Current service cost	790	1,057	1,393	54	75	82
Interest cost	3,323	3,163	2,961	194	189	178
Actual return on plans assets	(6,200)	10,266	(1,691)
Plan amendments		649			33
Actuarial (gains) losses	4,142	(711)	(4,301)	587	(654)	(425)
Curtailment loss			1,083
Elements of employee future benefit costs before adjustments to recognize the long-term nature of employee future benefit costs	2,055	14,424	(555)	835	(357)	(165)
Adjustments to recognize the long-term nature of employee future benefit costs:
Difference between expected return and actual return on plan assets for the year	3,339	(13,929)	(1,694)
Difference between actuarial loss recognized for the year and actual actuarial loss (gain) on accrued benefit obligations for the year	(2,482)	1,029	4,959	(647)	626	411
Difference between amortization of past service costs for the year and actual plan amendments for the year	809	(350)	383	4	(33)	1
Amortization of transition obligations (assets)	(5)	(6)	(6)	4	4	4
	1,661	(13,256)	3,642	(639)	597	416
Net benefit cost for the year	3,716	1,168	3,087	196	240	251

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  -

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The average remaining service period of the active employees covered by the pension plans ranges from 9.4 to 24.0 years for 2009 and from 9.7 to 24.7 years for 2008.

The significant assumptions, which management considers the most likely, and which were used to measure its accrued benefit obligations and net periodic benefit costs are as follows:

Weighted-average assumptions used to determine benefit obligations as at December 31, 2009 and 2008:

	Pension plans			Other plans
	2009	2008	2009	2008
Discount rate
US plans	5.72%	6.20%	5.29%	6.33%
Canadian plans	6.50%	7.50%	6.50%	7.50%
Compensation increase	3.25%	3.25%

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  -

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Weighted-average assumptions used to determine net benefit cost for the years ended December 31:

	Pension plans					Other plans
	2009	2008	2007	2009	2008	2007
Discount rate
US plans	6.20%	6.40%	5.80%	6.33%	5.75%	5.65%
Canadian plans	7.50%	5.90%	5.30%	7.50%	5.90%	5.25%
Compensation increase	3.25%	3.25%	3.25%
Expected long term return on plan assets
US plans	8.50%	8.50%	8.50%
Canadian plans	7.25%	7.00%	7.00%

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

17  -

PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

For measurement purposes, a 7% annual rate increase in the per capita cost of covered health care benefits for the US plans was assumed for 2009 (9% in 2008 and 2007). The assumed rate is expected to decrease to 3.9% by 2099. For the Canadian plans, the annual trend rate is 10% for the next 5 years and 5% thereafter. An increase or decrease of 1% of these rates would have the following impacts:

	Increase of 1%	Decrease of 1%
	$	$
Impact on net periodic cost	26	(15)
Impact on accrued benefit liability	328	(263)

The Company expects to contribute $3.0 million to its defined benefit pension plans and $0.1 million to its health and welfare plans in 2010.

18  –

SEGMENT DISCLOSURES

The Company‘s organizational and related internal reporting structures, subsequent to the 2007 realignment, consist of two operating segments and a corporate segment. The two operating segments are the Tapes and Films Division (“T&F”) and the Engineered Coated Products Division (“ECP”), each with a President that is responsible for the performance of the respective division. Management has chosen to operate and evaluate the two divisions independently in order to provide increased focus on the business challenges and opportunities unique to each division.

T&F manufactures a variety of specialized polyolefin plastic and paper based products as well as complementary packaging systems for use in industrial and retail applications. Products include carton sealing tapes, industrial and performance speciality tapes, stretch film and shrink wrap. The products are manufactured and sold to industrial distributors and retailers, primarily under the Company’s brand names. T&F operates nine manufacturing facilities in North America and one in Portugal.

ECP is a leader in the development and manufacturing of innovative industrial, consumer packaging and protective covering products utilizing engineered coated polyolefin, paper and laminate materials. Products include lumber wrap, metal wrap, polyethylene membrane fabrics, cotton bags and roof underlayment. Products are manufactured in three manufacturing facilities and sold to both end users and distributors in a wide variety of industries including construction and agriculture.

The Company evaluates the performance of these segments and makes decisions regarding the allocation of resources to the segments based on earnings before financial expenses, income taxes, depreciation and amortization (“EBITDA”). Allocations of general and administrative expenses to the reportable segments are based on an analysis of services provided to each segment. Certain corporate expenses, stock-based compensation expense, financial expenses and manufacturing facility closures, restructuring, strategic alternatives and other charges, are not allocated to an operating segment. The accounting policies of the reportable segments are the same as those applied to the consolidated financial statements described in Note 2.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

18  -

SEGMENT DISCLOSURES (Continued)

All inter-segment transactions are recorded at the exchange amount and are eliminated upon consolidation.

Segment Information

The following tables set forth information by segment as at and for the years ended December 31:

			2009
	T&F	ECP	Total
	$	$	$
Sales from external customers	512,839	102,623	615,462
Costs of sales	436,360	96,183	532,543
Gross profit	76,479	6,440	82,919

EBITDA before unallocated expenses	45,841	605	46,446

Depreciation and amortization	29,770	6,622	36,392

Impairment of property, plant and equipment (Note 3)		94	94

Impairment of intangible assets (Note 3)		32	32

Write-down on classification as asset held-for-sale			123
Unallocated corporate expenses			2,311
Stock-based compensation expense			1,037
Manufacturing facility closures, restructuring, strategic alternatives and other charges			1,091
Financial expenses			15,740
Loss before income taxes			(10,374)

Total assets	422,495	113,358	535,853

Additions to property, plant and equipment	11,302	1,839	13,141

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

18 - SEGMENT DISCLOSURES (Continued)

			2008
	T&F	ECP	Total
	$	$	$
Sales from external customers	592,210	144,945	737,155
Costs of sales	524,820	134,080	658,900
Gross profit	67,390	10,865	78,255

EBITDA before unallocated expenses	38,085	3,607	41,692

Depreciation and amortization	29,485	5,978	35,463

Impairment of goodwill	56,559	10,167	66,726

Impairment of property, plant and equipment		424	424

Unallocated corporate expenses			1,349
Stock-based compensation expense			1,268
Financial expenses (1)			25,821
Loss before income taxes			(89,359)

Total assets	461,123	114,043	575,166

Additions to property, plant and equipment	18,961	2,087	21,048

			2007
	T&F	ECP	Total
	$	$	$
Sales from external customers	605,729	161,543	767,272
Costs of sales	506,635	144,296	650,931
Gross profit	99,094	17,247	116,341

EBITDA before unallocated expenses	69,294	9,672	78,966

Depreciation and amortization	30,079	5,479	35,558

Unallocated corporate expenses			2,372
Stock-based compensation expense			1,780
Financial expenses			27,218
Manufacturing facility closures, restructuring, strategic alternatives and other charges			8,114
Earnings before income taxes			3,924

Total assets	590,618	112,181	702,799

Additions to property, plant and equipment	14,621	3,849	18,470

(1)

Financial expenses for the year ended December 31, 2008, include a refinancing expense amounting to approximately $6.0 million, primarily consisting of the write-off of debt issue expenses and the loss on settlement of the interest rate swap agreements as described under the caption refinancing in Note 13.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

18  -

SEGMENT DISCLOSURES (Continued)

Geographic Information

The following tables present geographic information about sales attributed to countries based on the location of external customers and about property, plant and equipment by country based on the location of the assets:

	2009	2008	2007
	$	$	$
Sales
Canada	74,822	98,447	104,417
United States	494,159	581,277	612,080
Other	46,481	57,431	50,775
Total sales	615,462	737,155	767,272

Property, plant and equipment, net
Canada	52,172	48,600
United States	206,658	224,406
Other	15,640	16,757
Total property, plant and equipment, net	274,470	289,763

19  –

RELATED PARTY TRANSACTIONS

In 2007, the Company entered into three advisory services agreements, two with companies controlled by two current members of the Board of Directors and one with a company controlled by a former senior officer of the Company. The advisory services include business planning and corporate finance activities, and qualify as related party transactions in the normal course of operations, which are measured at the exchange amount.

The terms of the agreements with the two companies controlled by two current members of the Board of Directors ended December 31, 2009. The agreements provided for monthly compensation beginning January 2008 in the amounts of $75,000 and CAD$100,000 per month for a minimum of at least three months. Beginning April 1, 2008, the Company’s financial commitment relating to the services of two of the three companies was $50,000 and CAD$100,000 per month and remained in effect through December 31, 2009. Effective November 2008, the two companies controlled by the two current members of the Board of Directors each agreed to a 10% reduction in their monthly compensation. Effective December 31, 2008, the Company terminated the advisory service agreement with the company controlled by its former senior officer.

In connection with these agreements, the Company recorded a charge amounting to approximately $1.7 million ($2.1 million and nil in 2008 and 2007, respectively) in its consolidated earnings for the year ended December 31, 2009 included under the caption selling, general and administrative expenses.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

19  –

RELATED PARTY TRANSACTIONS (Continued)

In addition to the monthly advisory services described above, the agreements provided for a fee to be paid to each of the companies in connection with the Company’s concluded 2007 shareholder rights offering. The aggregate fee paid to these companies, during the year ended December 31, 2007, in connection with the rights offering was $1,050,000.

Subsequent to the year ended December 31, 2009, the Company entered into agreements with companies controlled by two of the current members of the Board of Directors. These agreements replace the advisory services agreements noted above that expired on December 31, 2009. These agreements require the provision of support services that include the duties of Executive Director and Chairman of the Board.

The Executive Director support services agreement is effective through September 30, 2010 and provides for monthly compensation beginning January 2010 in the amount of $50,000. The Chairman of the Board support services agreement is effective through the earlier of June 30, 2011 or the termination of the latter duties as the Chairman of the Board and provides for monthly compensation beginning January 2010 in the amount of CAD$25,000.

Finally, the advisory services agreements provided for an aggregate performance fee payable on July 1, 2010 based on the difference between the average price of the Company’s common shares for the ten trading days prior to July 1, 2010 on the TSX (the “Average Price”) and the Canadian offering price included in the Company’s 2007 rights offering of CAD$3.61, multiplied by an aggregate of 2.2 million, provided that the Average Price exceeds CAD$4.76. As at December 31, 2009, the Company’s common share price on the TSX was CAD$2.98.

20  –

COMMITMENTS AND CONTINGENCIES

Commitments and Purchase Commitments

As at December 31, 2009, the Company had commitments aggregating to approximately $10.6 million through the year 2015 for the rental of offices, warehouse space, manufacturing equipment, automobiles, computer hardware and other assets. Minimum lease payments for the next five years are $2.5 million in 2010, $2.2 million in 2011, $2.1 million in 2012, $1.9 million in 2013, $1.3 million in 2014 and $0.6 million thereafter.

Furthermore, the Company is subject to several firm purchase commitments (the “Commitments”) for the purchase of raw material to be used and consumed in its various production processes. As at December 31, 2009, payments required in connection with these Commitments amounted to nil ($13.0 million in 2008). In accordance with GAAP, and since the Company did not enter into these Commitments for speculative purposes, these Commitments do not qualify as derivative financial instruments.

Contingencies

The Company is party to claims and lawsuits in the normal course of businesses, which are being contested. In the opinion of management, the outcome of such claims and lawsuits will not have a material effect on the Company’s financial results and position.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS

Financial Risk Management Objectives and Policies

The Company is exposed to various financial risks including: foreign exchange risk, interest rate risk, credit risk, liquidity risk and price risk resulting from its operations and business activities. The Company’s management is responsible for setting acceptable levels of risks and reviewing management activities as necessary.

The Company does not enter into financial instrument agreements, including derivative financial instruments, for speculative purposes.

Fair Value and Classification of Financial Instruments

As at December 31, 2009 and 2008, the classification of financial instruments, excluding derivative financial instruments designated as part of an effective hedging relationship, as well as their carrying amounts and respective fair values are as follows:

	2009
	Carrying amount
	Held for trading	Loans and receivables	Other liabilities	Fair value
	$	$	$	$
Financial assets
Cash	3,671			3,671
Trade receivables		74,161		74,161
Other receivables (1)		1,744		1,744
Loan to an officer		108		108
Total	3,671	76,013		79,684

Financial liabilities
Accounts payable and accrued liabilities			68,228	68,228
Senior Subordinated Notes			115,600	98,521
Other long-term debt			101,402	101,402
Total			285,230	268,151

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

	2008
	Carrying amount
	Held for trading	Loans and receivables	Other liabilities	Fair value
	$	$	$	$
Financial assets
Cash	15,390			15,390
Trade receivables		75,467		75,467
Other receivables (1)		2,876		2,876
Loan to an officer		108		108
Total	15,390	78,451		93,841

Financial liabilities
Accounts payable and accrued liabilities			78,249	78,249
Senior Subordinated Notes			121,184	81,875
Other long-term debt			130,241	130,241
Total			329,674	290,365

(1)

Consists primarily of supplier rebates receivable.

The Company’s interest rate swap agreements and forward foreign exchange rate contracts carrying amounts and fair values were a liability and an asset amounting to $1.5 million and $1.4 million as at December 31, 2009, respectively (liabilities of $2.6 million and $0.4 million as at December 31, 2008).

The following methods and assumptions were used to determine the estimated fair value of each class of financial instruments:

–

The fair value of trade receivables, other receivables, excluding income, sales and other taxes, and accounts payable and accrued liabilities is comparable to their carrying amount, given their short maturity periods;

–

The fair value of the loan to an officer could not be determined since the Company could not locate a financial instrument on the market having substantially the same economic characteristics;

–

The fair value of the Senior Subordinated Notes has been determined based on available quoted market prices;

–

The fair value of other long-term debt, mainly bearing interest at variable rates, including primarily the Company’s ABL, is closely approximated by their carrying amounts.

–

The fair value of the interest rate swap agreements and the forward foreign exchange rate contracts are estimated using a valuation technique that maximizes the use of observable market inputs, including exchange rates and interest rates as a listed market price is not available.

The Company ensures, to the extent possible, that its valuation techniques and assumptions incorporate all factors that market participants would consider in setting a price and that it is consistent with accepted economic methods for pricing financial instruments.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

Income and expenses relating to financial assets and liabilities are as follows:

	Interest income
	2009	2008	2007
	$	$	$
Cash	57	209	604

	Bad debt expense (recovery)
	2009	2008	2007
	$	$	$
Trade receivables	1,133	(118)	(6)

	Interest expense calculated using the effective interest rate method
	2009	2008	2007
	$	$	$
Long-term debt	16,547	19,013	27,502

	Other interest expense
	2009	2008	2007
	$	$	$
Long-term debt	86	385	935

As at December 31, 2009, the financial instruments presented at fair value on the Company’s consolidated balance sheet by level of the fair value hierarchy are as follows:

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Financial assets
Cash	3,671			3,671
Forward foreign exchange rate contracts		1,438		1,438
Total	3,671	1,438		5,109

Financial liabilities
Interest rate swap agreements		1,548		1,548

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

Exchange Risk

The Company is exposed to exchange risk due to cash, trade receivables, accounts payable and accrued liabilities, and long-term debt dominated in a currency other than the functional currency of the operating unit incurring the cost or earning the revenues, primarily the Canadian dollar and the Euro. As at December 31, 2009 and 2008 financial assets and liabilities in foreign currency, translated into US dollars at the closing rate, are as follows:

	2009		2008
	Canadian dollar	Euro	Canadian dollar	Euro
	USD$	USD$	USD$	USD$
Cash	661	3,641	5,783	4,872
Trade receivables	11,611	5,042	12,495	4,620

Accounts payable and accrued liabilities	10,825	936	14,454	498
Long-term debt	43	7,661	96	7,558

The following table details the Company’s sensitivity to a 10% strengthening of the Canadian dollar and the Euro, against the US dollar, and the related impact on other comprehensive income (loss). For a 10% weakening of the Canadian dollar and the Euro against the US dollar, there would be an equal and opposite impact on other comprehensive income (loss). As at December 31, 2009 and 2008 everything else being equal, a 10% strengthening of the Canadian dollar and Euro, against the US dollar, would result as follows:

	2009		2008
	Canadian dollar	Euro	Canadian dollar	Euro
	USD$	USD$	USD$	USD$
Increase in other comprehensive income (loss)	10,403	1,491	13,107	1,862

Similar fluctuations in the Canadian dollar and the Euro, against the US dollar, would not materially impact the Company’s consolidated earnings for the year. Accordingly, a sensitivity analysis has not been provided.

In 2009, and in accordance with the Company’s foreign exchange rate risk policy, the Company executed a series of 12 monthly forward foreign exchange rate contracts to purchase an aggregate CAD$20.0 million beginning in February 2010, at fixed exchange rates ranging from CAD$1.0934 to CAD$1.0952 to the US dollar. The forward foreign exchange rate contracts will mitigate foreign exchange rate risk associated with a portion of anticipated monthly inventory purchases of the Company’s US self-sustaining foreign operations that are to be settled in Canadian dollars. The Company designated these forward foreign exchange rate contracts as cash flow hedges, effectively mitigating the cash flow risk associated with the settlement of the inventory purchases.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

In 2008, the Company executed a series of 36 monthly forward foreign exchange rate contracts to purchase an aggregate CAD$40.0 million beginning in February 2009, at fixed exchange rates ranging from CAD$1.1826 to CAD$1.2808 to the US dollar. The Company designated these forward foreign exchange rate contracts as cash flow hedges.

The details and conditions of these forward foreign exchange rate contracts and related anticipated purchases are as follows as at December 31, 2009 and 2008:

2009
Contract Series	Notional amount	Purchases’ amount	Settlement	Purchases’ period (month, 2010)	Foreign exchange rate (CAD$ to USD$)
	CAD$	CAD$	USD$		$
1	1,000,000	999,900	914,487	January	1.0934
2	1,444,500	1,444,300	1,320,805	February	1.0935
3	2,555,500	2,555,300	2,336,595	March	1.0936
4	1,000,000	999,900	914,236	April	1.0937
5	1,444,500	1,444,300	1,320,442	May	1.0938
6	2,555,500	2,555,300	2,335,740	June	1.0940
7	1,000,000	999,900	913,818	July	1.0942
8	1,444,500	1,444,300	1,319,839	August	1.0943
9	2,555,500	2,555,300	2,334,673	September	1.0945
10	1,000,000	999,900	913,317	October	1.0948
11	1,444,500	1,444,300	1,318,995	November	1.0950
12	2,555,500	2,555,300	2,333,181	December	1.0952

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

2008
Contract Series	Notional amount	Purchases’ amount	Settlement	Purchases’ period (month, 2009)	Foreign exchange rate (CAD$ to USD$)
	CAD$	CAD$	USD$		$
1	1,000,000 500,000 500,000	999,900 499,950 499,950	843,157 390,342 403,772	January	1.1859 1.2808 1.2382
2	1,444,500 722,250 722,250	1,444,300 722,150 722,150	1,218,305 563,915 583,650	February	1.1855 1.2806 1.2373
3	2,555,500 1,277,750 1,277,750	2,555,300 1,277,650 1,277,650	2,156,371 997,930 1,033,446	March	1.1850 1.2803 1.2363
4	1,000,000 500,000 500,000	999,900 499,950 499,950	844,154 390,586 404,818	April	1.1845 1.2800 1.2350
5	1,444,500 722,250 722,250	1,444,300 722,150 722,150	1,219,642 564,356 585,306	May	1.1842 1.2796 1.2338
6	2,555,500 1,277,750 1,277,750	2,555,300 1,277,650 1,277,650	2,158,193 998,710 1,036,633	June	1.1840 1.2793 1.2325
7	1,000,000 500,000 500,000	999,900 499,950 499,950	844,724 390,922 406,067	July	1.1837 1.2789 1.2312
8	1,444,500 722,250 722,250	1,444,300 722,150 722,150	1,220,363 564,797 587,066	August	1.1835 1.2786 1.2301
9	2,555,500 1,277,750 1,277,750	2,555,300 1,277,650 1,277,650	2,159,469 999,492 1,039,416	September	1.1833 1.2783 1.2292
10	1,000,000 500,000 500,000	999,900 499,950 499,950	845,153 391,197 406,993	October	1.1831 1.2780 1.2284
11	1,444,500 722,250 722,250	1,444,300 722,150 722,150	1,220,982 565,151 588,262	November	1.1829 1.2778 1.2276
12	2,555,500 1,277,750 1,277,750	2,555,300 1,277,650 1,277,650	2,160,748 1,000,039 1,041,280	December	1.1826 1.2776 1.2270

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)s

Execution and Settlement

During the year ended December 31, 2009, one of the Company’s US self-sustaining foreign operations (the “Subsidiary”) purchased an aggregate of CAD$40 million of inventories, previously designated as part of a hedging relationship using forward foreign exchange rate contracts (“Contracts”). These Contracts, used to reduce the exposure related to the Subsidiary’s anticipated inventory purchases during the period of January through November 2009, were settled during the period of February through December of the same year. All inventories purchased, and subject to the hedging relationship pursuant to these Contracts, were sold as at December 31, 2009.

For the year ended December 31, 2009, the cumulative change in these settled Contracts’ fair value was recognized in the consolidated earnings under the caption cost of sales in the amount of $2.6 million. In accordance with GAAP, the cumulative change in the Contracts’ fair value was recognized in consolidated earnings as a result of the following:

(a)

The Contracts have been settled, and

(b)

The hedging item (the Contracts) is recognized in consolidated earnings at the same period the hedged item (the inventories) is recognized in consolidated earnings.

Discontinuance of Hedging Relationships

During the year ended December 31, 2009, the Company’s management decided to discontinue hedge accounting for specific hedging relationships by terminating the designation of these relationships. The discontinued hedging relationships consisted of six forward foreign exchange rate contracts (the “Terminated Contracts”); three of which were settled in July 2009 and the other three are expected to settle in January 2010. The settlement of these Terminated Contracts generally does not result in a significant impact on the Company’s consolidated earnings. These Terminated Contracts represent the Company’s hedged inventory purchases and related accounts payable during the months of June and December 2009, respectively. All inventory purchases covered under these Terminated Contracts were sold and consequently were included in the determination of net earnings for the year ended December 31, 2009.  Accordingly, included in the Company’s consolidated earnings for the year ended December 31, 2009 are $1.1 million ($0.5 million and $0.6 million for the June and December Terminated Contracts, respectively)  under the caption cost of sales, representing the gain on these Terminated Contracts, which had been previously recognized in accumulated other comprehensive income as a result of applying hedge accounting and a loss of $0.1 million under the caption financial expenses – other, representing the change in fair value of these Terminated Contracts arising subsequent to the Company’s management decision to terminate its designation of these specific hedging relationships.

Interest Rate Risk

The Company is exposed to interest rate risk through its long-term debt. The Company’s policy, to the extent possible, is to maintain most of its borrowings at fixed interest rates using interest rate swap agreements, when necessary.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

The Company’s fixed rate Senior Subordinated Notes are exposed to a risk of change in fair value due to changes in the underlying interest rates. The Company does not currently hold any derivative financial instruments to mitigate this risk.

The Company is exposed to a risk of change in cash flows due to the fluctuations in interest rates applicable on its variable rate ABL. To mitigate this risk, the Company entered into two interest rate swap agreements (the “Agreements”), designated as cash flow hedges. The terms of these Agreements are as follows:

	Notional amount	Settlement	Fixed interest rate paid
	$		%
Agreement maturing in September 2011	40,000,000	Monthly	3.35
Agreement matured in October 2009	30,000,000	Monthly	2.89

As at December 31, 2009, the effective interest rate on the remaining $40.0 million ($70.0 million in 2008) hedged portion was 5.35% (5.15% in 2008) and the effective interest rate on the excess was 2.25% (5.50% in 2008).

The Company analyzes its interest rate exposure on an on-going basis. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on its consolidated earnings of a defined interest rate shift.

As at December 31, 2009, the impact on the Company’s consolidated earnings of a 1.0% shift in interest rates, assuming all other variables remained the same, would be an increase (decrease) of approximately $0.5 million (an increase (decrease) of $0.2 million in 2008). The Company’s interest rate swap agreements have been included in this calculation. Other comprehensive income (loss) would not materially change as a result of a similar shift in interest rates and consequently, no sensitivity analysis is provided.

Credit Risk

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Generally, the carrying amount reported on the Company’s consolidated balance sheet for its financial assets exposed to credit risk, net of any applicable provisions for losses, represents the maximum amount exposed to credit risk.

Financial assets that potentially subject the Company to credit risk consist primarily of cash, trade receivables, other receivables, principally supplier rebates receivable, and derivative financial instruments.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

Cash

Credit risk associated with cash is substantiality mitigated by ensuring that these financial assets are placed with major financial institutions that have been accorded investment grade ratings by a primary rating agency and qualify as credit worthy counterparties. Furthermore, for cash account balances in excess of $250,000, the Company only deposited such funds with American financial institutions that participated in the Federal Deposit Insurance Corporation (“FDIC”) under the program entitled the “Transaction Account Guarantee Program”. This program ended on December 31, 2009. The Company performs an ongoing review and evaluation of the possible changes in the status and credit worthiness of its counterparties.

Derivative Financial Instruments

Credit risk related to derivative financial instruments is adequately controlled, as the Company enters into such agreements solely with large American financial institutions having suitable credit ratings and who demonstrate sufficient liquidity. The credit risk, which the Company is exposed to in respect of derivative financial instruments, is limited to the replacement costs of contracts at market prices and when these agreements result in a receivable from the financial institution in the event of a counterparty default.

Trade Receivables

Credit risk with respect to trade receivables is limited due to the Company’s credit evaluation process, reasonably short collection terms and the credit worthiness of its customers. The Company regularly monitors its credit risk exposures and takes steps to mitigate the likelihood of these exposures from resulting in actual losses. Allowance for doubtful accounts is maintained, consistent with credit risk, historical trends, general economic conditions and other information and is taken into account in the consolidated financial statements.

The following table presents an analysis of the age of trade receivables and related balance as at December 31, 2009 and 2008:

	2009	2008
	$	$
Current	73,653	74,749
30 – 60 days past due	341	683
61 – 90 days past due	223	306
Over 91 days past due	1,141	164
	75,358	75,902
Allowance for doubtful accounts	(1,197)	(435)
Balance	74,161	75,467

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

The Company makes estimates and assumptions in the process of determining an adequate allowance for doubtful accounts. Trade receivables outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade receivables are past due, the customer’s current ability to pay its obligation to the Company, historical results and the condition of the general economy and the industry as a whole. The Company writes-off trade receivables when they are determined to be uncollectible and any payments subsequently received on such trade receivables are credited to the allowance for doubtful accounts. The allowance for doubtful accounts is primarily calculated on a specific-identification of trade receivable accounts.

The following table presents a continuity summary of the Company’s allowance for doubtful accounts as at and for the year ended December 31, 2009 and 2008:

	2009	2008
	$	$
Balance, beginning of year	435	1,149
Additions (reversals)	769	(131)
Write-offs	(7)	(583)
Balance, end of year	1,197	435

Other Receivables

Credit risk associated with other receivables primarily relates to supplier rebates receivable. This risk is limited considering the Company’s diversified counterparties and geography.

As at December 31, 2009 and 2008, no single vendor accounted for over 5% of the Company’s total current assets. The Company does not believe it is subject to any significant concentration of credit risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial liabilities and obligations as they become due. The Company is exposed to this risk mainly through its long-term debt, accounts payable and accrued liabilities, derivative financial instruments (liabilities) and contractual commitments. The Company finances its operations through a combination of cash flows from operations and borrowings under its ABL.

Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has financing sources for a sufficient authorized amount. The Company establishes budgets, cash estimates and cash management policies to ensure it has the necessary funds to fulfil its obligations for the foreseeable future.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

The following maturity analysis for derivatives and non-derivative financial liabilities is based on the remaining contractual maturities as at the balance sheet date. The amounts disclosed reflect the contractual undiscounted cash flows categorized by their earliest contractual maturity date on which the Company can be required to pay its obligation.

The maturity analysis for non-derivative financial liabilities is as follows as at December 31, 2009:

	Other long-term loans	Obligations under capital leases	Accounts payable and accrued liabilities	Total
	$	$	$	$
Current maturity	1,193	825	68,228	70,246
2011	1,997	722		2,719
2012	2,001	612		2,613
2013	87,390	574		87,964
2014	119,382	565		119,947
Thereafter	1,643	5,465		7,108
	213,606	8,763	68,228	290,597

The maturity analysis for derivatives financial liabilities includes only the maturities essential for an understanding of the timing of the cash flows. In connection with the Company’s derivative financial liabilities requiring settlement on a net basis, undiscounted net cash flows are presented.

The maturity analysis for derivative financial liabilities is as follows as at December 31, 2009:

	Less than 6 months	6 months to 1 year	Greater than 1 year	Total
	$	$	$	$
Interest rate swap agreements	616	499	433	1,548

Note 20 provides for additional information on the Company’s contractual commitments.

As at December 31, 2009, the Company’s unused availability under the ABL and available cash on hand amounted to $45.1 million ($50.7 million in 2008).

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

Price Risk

The Company‘s price risk arises from changes in its oil-derived raw material prices, which are significantly influenced by the fluctuating underlying crude oil markets. The Company’s objectives in managing its price risk are threefold: i) to protect its financial result for the period from significant fluctuations in raw material costs, ii) to anticipate, to the extent possible, and plan for significant changes in the raw material markets and iii) to ensure sufficient availability of raw material required to meet the Company’s manufacturing requirements. In order to manage its exposure to price risks, the Company closely monitors current and anticipated changes in market prices and develops pre-buying strategies and patterns, and seeks to adjust its selling prices when market conditions permit. Historical results indicate management’s ability to rapidly identify fluctuations in raw material prices and, to the extent possible, incorporate such fluctuations in the Company’s selling prices.

As at December 31, 2009, all other parameters being equal, a hypothetical increase of 10% in the cost of raw materials, with no corresponding sales price adjustments, would result in an increase amounting to approximately $21.0 million (increase of approximately $26.0 million in 2008) of the Company’s net loss for the year. A similar decrease of 10% will have the opposite impact. No material impact is expected on other comprehensive income (loss) and accordingly, no sensitivity analysis is provided.

Capital Management

The Company’s primary objectives when managing capital are i) to provide adequate return to its shareholders, ii) minimize, to the extent possible, the risks associated with its shareholders’ investment in the Company, iii) safeguard the Company’s ability to continue as a going concern and iv) provide financial capacity and flexibility to meet strategic objectives and growth.

The capital structure of the Company consists of cash, debt and shareholders’ equity. A summary of the Company’s capital structure is as follows as at December 31, 2009 and 2008:

	2009	2008
	$	$
Cash	3,671	15,390
Debt	217,002	251,425
Shareholders’ equity	237,803	233,317

The Company manages its capital structure in accordance with its expected business growth, operational objectives and underlying industry, market and economic conditions. Consequently, the Company will determine, from time to time, its capital requirements and will develop accordingly a plan to be presented and approved by its Board of Directors. The plan may include the repurchase of shares, the issuance of shares, the payment of dividends and the issuance of new debt or the refinancing of existing debt agreements.

In meeting its principal objective to provide adequate return to its shareholders, the Company undertakes measures to maintain and grow its adjusted EBITDA over the years. Such measures include the introduction of new products and penetration into new markets and market niches.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

The Company monitors its capital by reviewing its credit ratings as determined by independent agencies and evaluating various financial metrics. These metrics, which are provided to and used by the Company’s key management personnel in their decision making process, consisted of the following for the trailing twelve months ended December 31:

	2009	2008
	$	$
Adjusted EBITDA	43,098	39,081
Interest expense	15,442	18,114
Debt	217,002	251,425

Internal financial ratios
Debt to adjusted EBITDA	5.04	6.43
Adjusted EBITDA to interest expense	2.79	2.16

Debt represents the Company’s long-term and related current portion borrowings. The Company defines adjusted EBITDA as net loss before: i) income taxes (recovery); ii) financial expenses, net of amortization; iii) refinancing expense, net of amortization; iv) amortization of other intangibles and capitalized software costs; v) depreciation; vi) manufacturing facility closures, restructuring, strategic alternatives and other charges; and vii) impairment of goodwill. Interest expense is defined as the total interest expense incurred net of any interest income earned during the year.

During 2009, the Company's strategy, which was unchanged from 2008, primarily consisted of maintaining a debt to adjusted EBITDA ratio not exceeding 4.0 to 1.0. The Company was not in compliance with this internal target and metric as at December 31, 2009 and 2008 mainly due to gross margin compression. The Company believes that the monitoring and evaluation of these internal metrics and ratios are consistent with its capital management objectives.

The Company is subject to an external covenant in connection with its ABL. Subject to the unused availability under the ABL declining below $25.0 million, the Company must remain in compliance with a fixed charge coverage ratio of at least 1.0 to 1.0 (the “Ratio”). The Ratio is computed as a function of EBITDA to Fixed charges as defined in the Company’s credit agreement as follows:

–

EBITDA is adjusted for cash and non-cash payments and expenses, regardless to their inclusion or omission from the determination of net earnings for the year in connection with pension and post-retirement benefits, environmental matters, capital expenditures, distributions, advisory services, taxes and intercompany investments and loans;

–

Fixed charges are defined as the aggregate of interest expense, principal repayments and amortization of the value assigned to machinery and equipment included in the borrowing base of the ABL.

As at December 31, 2009 and 2008, the Company was not required to comply with this Ratio given that the remaining availability on its ABL exceeded $25.0 million.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

21  –

FINANCIAL INSTRUMENTS (Continued)

The Company monitors its compliance with external covenants on an ongoing basis, which are reviewed quarterly with its Board of Directors.

The Company is not subject to any other externally imposed capital requirements.

22  –

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with US GAAP. The differences relating to measurement and recognition are explained below, along with their effect on the Company’s consolidated earnings and balance sheets. Certain additional disclosures required under US GAAP have not been provided, as permitted by the United States Securities and Exchange Commission.

(a)

Net loss and loss per share

The adjustments necessary to comply with US GAAP would be as follows:

	2009	2008	2007
	$	$	$
Net loss in accordance with Canadian GAAP	(14,389)	(92,799)	(8,393)
Foreign exchange gain resulting from the reduction in net investment in a foreign subsidiary (Note 22(h))	(79)	(899)
Net loss in accordance with US GAAP	(14,468)	(93,698)	(8,393)

Loss per share in accordance with US GAAP
Basic	(0.25)	(1.59)	(0.19)
Diluted	(0.25)	(1.59)	(0.19)

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

22 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(b)

Consolidated balance sheets

The adjustments to comply with US GAAP would be as follows:

				2009				2008
	As per Canadian GAAP	Adjustments		As per US GAAP	As per Canadian GAAP	Adjustments		As per US GAAP
	$	$		$	$	$		$
Assets
Other assets	21,869	(8,218)	(d)	16,752	22,364	(8,737)	(d)	17,443
		3,101	(e)			3,816	(e)
Future income tax assets	43,736	7,982	(d)	51,718	47,067	8,353	(d)	55,420

Liabilities
Pension and post-retirement benefits	10,200	13,355	(d)	23,555	9,206	13,839	(d)	23,045
Long-term debt[1]	217,002	3,101	(e)	220,103	251,425	3,816	(e)	255,241
Shareholders’ equity
Deficit	(174,909)	(79)	(h)	(174,988)	(160,533)	(899)	(h)	(161,432)
Accumulated other comprehensive income	50,408	(13,591)	(d)		32,552	(14,223)	(d)
		79	(h)	36,896		899	(h)	19,228

The other differences in presentation that would be required under US GAAP to the consolidated balance sheets, other than as disclosed below, are not viewed as significant enough to require further disclosure.

22  -

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(c)

Consolidated cash flows

Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items to be included in the consolidated statements of cash flows. US GAAP does not permit such subtotal to be presented.

(d)

Employee future benefits

Under US GAAP, an employer is required to recognize the over-funded or under-funded status of defined benefit post-retirement plans as an asset or liability in its balance sheet and to recognize changes in that status in the year in which the change occurs through other comprehensive income (loss). The post-retirement expenses are determined in the same manner as under Canadian GAAP.

The following table presents the effect of applying this statement on individual line items in the consolidated balance sheet as at December 31, 2009 and 2008:

	2009	2008
	$	$
Other assets	(8,218)	(8,737)
Future income tax assets	7,982	8,353
Total assets	(236)	(384)

Pension and post-retirement benefits	13,355	13,839
Accumulated other comprehensive income	(13,591)	(14,223)
Total liabilities and shareholders’ equity	(236)	(384)

(e)

Deferred debt issue expenses

In accordance with Canadian GAAP, and as described in Note 2, the debt issue expenses are classified against the related long-term debt, with the exception of debt issue expenses incurred in connection with a line of credit or a revolving credit agreement, such as the Company’s ABL, and are subsequently amortized using the effective interest method. Prior to January 1, 2008, the long-term debt was measured at cost and the related debt issue expenses were included in the Company’s consolidated balance sheets under the caption other assets and were amortized on a straight-line basis over the term of the related long-term debt. There was no significant difference in the amortization expense resulting from the application of the straight-line versus the effective interest methods prior to the application of the new standards on January 1, 2008 or subsequent thereto.

Under US GAAP, such costs are recorded separately within other assets on the Company’s consolidated balance sheets. Consequently, the debt issue expenses, incurred in connection with the Company’s Senior Subordinates Notes, have been reclassified to “other assets” for US GAAP purposes.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

22  -

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(f)

Consolidated comprehensive income (loss)

The following table presents consolidated comprehensive income (loss) per US GAAP:

	2009	2008	2007
	$	$	$
Comprehensive income (loss) in accordance with Canadian GAAP	3,467	(127,709)	21,790
Pension and post-retirement benefits (Note 22 (d))	632	(7,648)	2,723
Consolidated comprehensive income (loss)	4,099	(135,357)	24,513

(g)

 Accounting for Uncertainty in Income Tax Positions

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Tax Positions” (“FIN 48”) introducing recognition and measurement criteria for income tax positions. An income tax position is a position taken in a filed tax return or a position that will be taken in a future tax return which has been reflected in the recognition and measurement of income or deferred tax assets or liabilities. Under the provisions of FIN 48, a tax position must be evaluated using a more likely than not recognition threshold based on the technical merits of the position and can only be recognized if it is more likely than not that this position will be sustainable on an audit by the taxation authorities. If the position does not meet this threshold, no amount may be accrued. Additionally, the recognized tax position will be measured at the largest amount that is greater than 50% likely to be realized on settlement. FIN 48 has no impact on the Company’s consolidated financial statements.

(h)

Reduction in Net Investment of Foreign Subsidiary

In the course of the year ended December 31, 2009, and in accordance with Canadian GAAP, the Company reclassified, from “consolidated accumulated other comprehensive income” to its “consolidated earnings”, a foreign exchange gain amounting to $0.1 million ($0.9 million in 2008) as a result of the partial repayment of notes (the ”Notes”) previously advanced to one of the Company’s self-sustaining foreign operations (the “Subsidiary”). This repayment ultimately reduced the Company’s net investment in this Subsidiary. Initially, these Notes were designated as part of the Company’s net investment in this Subsidiary. Accordingly, related foreign exchange gains and losses were included as a separate component of “consolidated accumulated other comprehensive income”. In accordance with Canadian GAAP, and as a result of the partial repayment, a proportionate amount of the foreign exchange gains and losses accumulated in the separate component of “accumulated other comprehensive income” were recognized in the net loss for the year.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

22  -

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

Under US GAAP, similar recognition in consolidated earnings is only permitted upon the sale or complete or substantial liquidation of an entity’s investment in a subsidiary. Accordingly, under US GAAP the reclassification from “consolidated accumulated other comprehensive income” to “consolidated earnings” is reversed.

(i)

Accounting Changes

Fair value measurement

Effective January 1, 2009, the Company adopted Statement of FASB Accounting Standard Codification (“ASC”) 820-10 (formerly SFAS No. 157), “Fair Value Measurements”. FASB ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement is effective for fiscal years beginning after November 15, 2008 and to interim periods within those fiscal years.

Useful life of intangible assets

Effective January 1, 2009, the Company adopted FASB ASC 350 (formerly FASB Staff Position (“FSP”) No. 142-3),”Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FASB ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.

Hierarchy of GAAP

During the year ended December 31, 2009, the Company adopted changes issued by the FASB related to the authoritative hierarchy of GAAP. These changes establish the FASB ASC (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of SFAS, FSP or Emerging Issues Task Force Abstracts but instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Intertape Polymer Group Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007
(in US dollars, tabular amounts in thousands, except as otherwise noted)

22  -

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

Subsequent events

In May 2009, the FASB issued Statement No. 165 “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. This Statement sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for interim and annual periods ending after June 15, 2009.

The adoption of these standards did not have a significant impact on the Company’s consolidated financial statements.

ORLDOCS 11801085 1

Footnotes

1 Includes amount presented under the caption installments on long-term debt on the Company’s consolidated balance sheet as at December 31, 2009 and 2008.